Exhibit 10.5

EXECUTION VERSION

MARGIN LOAN AGREEMENT
dated as of March 31, 2023

among

STAR INVESTMENT HOLDINGS SPV LLC,
as Borrower,

MORGAN STANLEY BANK, N.A.,

as Initial Lender and the other Lenders party hereto,

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent,

and

MORGAN STANLEY & CO. LLC,

as Calculation Agent

TABLE OF CONTENTS

Section 7.02.	Lender’s Rights with Respect to Collateral	58

ARTICLE 8 AGENTS		59

Section 8.01.	Authorization and Authority	59
Section 8.02.	Agent Individually	59
Section 8.03.	Duties of the Agents; Exculpatory Provisions	60
Section 8.04.	Reliance by Agent	61
Section 8.05.	Delegation of Duties	62
Section 8.06.	Resignation of Agent	62
Section 8.07.	Non-Reliance on Agents	63
Section 8.08.	Erroneous Payments	64
Section 8.09.	Certain ERISA Matters	65

ARTICLE 9 MISCELLANEOUS		66

Section 9.01.	Amendments; Adjustments	66
Section 9.02.	Notices; Effectiveness; Electronic Communications	68
Section 9.03.	No Waiver; Remedies	70
Section 9.04.	Costs and Expenses; Indemnification; Damage Waiver	71
Section 9.05.	Payments Set Aside	73
Section 9.06.	Governing Law; Submission to Jurisdiction	73
Section 9.07.	Successors and Assigns	75
Section 9.08.	Severability	76
Section 9.09.	Counterparts; Integration; Effectiveness	77
Section 9.10.	Survival	77
Section 9.11.	Confidentiality	77
Section 9.12.	No Advisory or Fiduciary Relationship	78
Section 9.13.	Right of Setoff	80
Section 9.14.	Judgment Currency	79
Section 9.15.	USA PATRIOT Act Notice	79
Section 9.16.	Interest Rate Limitation	79
Section 9.17.	Disclosure	80
Section 9.18.	Calculation Agent Determinations	80
Section 9.19.	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	80
Section 9.20.	Qualified Financial Contract	81

ANNEXES
Annex I –	Benchmark Replacement Setting

EXHIBITS
Exhibit A –	Form of Borrowing Notice
Exhibit B –	Form of Security Agreement
Exhibit C –	Form of Account Control Agreement
Exhibit D –	Form of Collateral Call Notice
Exhibit E –	Form of Officer’s Certificate
Exhibit F –	Form of Assignment and Assumption
Exhibit G –	Form of Issuer Agreement
Exhibit H –	Form of Solvency Certificate
Exhibit I-1 –	U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-2 –	U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-3 –	U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I-4 –	U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J –	Form of Compliance Certificate
Exhibit K –	Form of Collateral Shortfall Cure Notice

This MARGIN LOAN AGREEMENT dated as of March 31, 2023 (as it may be amended, restated, supplemented or modified from time to time, this “Agreement”), is among Star Investment Holdings SPV LLC, a Delaware limited liability company, as borrower (“Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), Morgan Stanley Senior Funding, Inc., as Administrative Agent (this and other capitalized terms used but not defined in these introductory paragraphs have the respective meanings given to them in Section 1.01), and Morgan Stanley & Co. LLC, as Calculation Agent.

Borrower has requested that Lenders make an Advance to it on the Funding Date in an aggregate principal amount not exceeding the Initial Loan Amount, and each Lender is prepared to make its portion of the Advance on the Funding Date upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lender” means any Lender that has terminated its Commitment and accelerated any Advances owing to it pursuant to Section 7.02; provided that, if an Event of Default of the type specified in Section 7.01(f) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Collateral” means any of the following assets of Borrower, if (x) held in or credited to any Collateral Account subject to a first priority Lien under the applicable Security Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a)           Cash and Cash Equivalents; and

(b)           security entitlements in respect of Collateral Shares that were deposited into, or credited to, the Collateral Accounts on, and have remained Collateral since, the Funding Date, as long as:

(i)           such Collateral Shares are DTC Collateral Shares;

(ii)          such Collateral Shares and such security entitlements are not subject to (1) any Transfer Restriction (other than Existing Transfer Restrictions), (2) any Lien (other than Permitted Liens) or (3) any Restrictive Condition;

(iii)         such Collateral Shares (1) do not bear any restrictive legends (other than a legend describing the REIT Ownership Restriction) and (2) bear an unrestricted CUSIP; and

(iv)         such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable.

“Acceptable Letter of Credit Issuer” means, at any time, with respect to a letter of credit, a financial institution organized under the laws of the United States whose (a) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (b) combined capital, surplus and undivided profits is not less than $500,000,000, in each case, at such time.

“Account Control Agreement” means each of those certain Account Control Agreements, in each case, dated as of the Funding Date (or any later date on which any Person becomes an Applicable Lender), among Borrower, Custodian and an Applicable Lender, as collateral agent, substantially in the form of Exhibit C.

“Act” has the meaning specified in Section 9.15.

“Activities” has the meaning specified in Section 8.02(b).

“Adjustment Determination Date” means, with respect to any Facility Adjustment Event, the date on which Calculation Agent has notified Borrower (excluding any Proposed Adjustment Notice) of (a) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (b) a determination that no such adjustments under Section 9.01 are necessary. All proposed adjustments received by Borrower after 2:00 p.m. on any date shall be deemed to have been received on the next succeeding Business Day.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event occurs and ending on, and including, the earlier of (a) the related Adjustment Determination Date and (b) the fifth (5th) Business Day following the later of the date of such occurrence and the date on which all information material to a determination of the relevant adjustment under Section 9.01 in respect of such Facility Adjustment Event, as determined by Calculation Agent, is made available to Calculation Agent.

“Administrative Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent under any of the Margin Loan Documentation, or any permitted successor administrative agent hereunder (including, without limitation, any successor appointed under Section 8.06), subject to Section 2.13.

“ADTV” means, as of any date of determination, the arithmetic average of the daily trading volume of the Shares as reported on Bloomberg Page “SAFE US <equity>” (or, if not so reported, any successor or replacement reporting entity or page thereto selected by Calculation Agent) for the previous thirty (30) Exchange Business Days.

“Advance” has the meaning specified in Section 2.01(a).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of Administrative Agent and Calculation Agent.

“Agented Lender” means any Lender who has taken an Advance (or portion thereof) hereunder by assignment, but has not yet entered into a Security Agreement and an Account Control Agreement with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance (or portion thereof) to such Agented Lender.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agreement” means this Margin Loan Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to Borrower from time to time that prohibit bribery or corruption, including without limitation the Foreign Corrupt Practices Act of 1977, as amended.

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Margin” means 3.00%; provided that the Applicable Margin shall be 3.25% for the entirety of each PIK Interest Period; provided, further, that such increase shall no longer apply upon the expiry of such PIK Interest Period until the commencement of a subsequent PIK Interest Period, if any.

“Applicable Percentage” means, subject to Section 2.13, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s portion of the Advance divided by (b) the aggregate principal amount of the Advance owed to all Lenders calculated to nine decimal places; provided that, prior to the Funding Date, “Applicable Percentage” means, with respect to any Lender, (x) such Lender’s Commitment divided by (y) the aggregate Commitments of all Lenders.

“Applicable Rate” means, with respect to an Interest Period, the Benchmark Rate plus the Applicable Margin.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an eligible assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by Administrative Agent, in substantially the form of Exhibit F or any other form approved by Administrative Agent.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Availability and Direction Certification” means [REDACTED].

“Availability Period” means the period commencing on the Commitment Date and ending on the earlier to occur of (a) the initial funding of the Facility and (b) the Commitment Termination Date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Benchmark Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) Term SOFR for a three-month tenor in effect on such day and (b) [REDACTED]. Any change in the Benchmark Rate shall be effective from and including the effective date of such change in the respective rate. The Benchmark Rate on any day that is not a Business Day shall be the Benchmark Rate in effect on the immediately preceding Business Day.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applied and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the preamble hereto.

“Borrower Financial Statements” means, at any time, the financial statements of Borrower most recently delivered under Section 5.01.

“Borrowing Notice” means a notice of the borrowing of the Advance pursuant to Section 2.01(c), which shall be substantially in the form of Exhibit A or such other form as may be approved by Administrative Agent in its reasonable discretion (including any form on an electronic platform or electronic transmission system as shall be approved by Administrative Agent in its reasonable discretion), completed and signed by a Responsible Officer of Borrower.

“Business Day” means any day on which commercial banks are open for business in New York City, United States.

“Calculation Agent” means Morgan Stanley & Co. LLC, or any successor calculation agent hereunder (including, without limitation, any successor appointed under Section 8.06), acting in accordance with Section 9.18, subject to Section 2.13.

“Cash” means all cash in Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts.

“Cash Equivalents” means any readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof, as the case may be, which obligations are unconditionally guaranteed by the full faith and credit of the Government of the United States and have a maturity of not greater than twelve (12) months from the date of issuance thereof.

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the Funding Date, regardless of the date enacted, adopted or issued; provided that if any Lender reasonably determines that a Change in Law has occurred, such Lender shall only request compensation from Borrower under Section 2.07 herein to the extent such Lender makes the same or a substantially similar request under substantially all of its comparable credit agreements for margin lending transactions secured by common shares with other borrowers similarly situated to Borrower.

“Change of Control” means any event or transaction, or series of related events or transactions, the result of which is that (a) with respect to Issuer, a “person” or “group” becomes the “beneficial owner” (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) of sufficient common equity of Issuer so as to entitle such “person” or “group” to exercise more, when aggregated with the “beneficial ownership” of Parent and Borrower of common equity of Issuer at such time, than 50% of the total voting power of all classes of common equity entitled to vote generally in elections of directors of Issuer and (b) with respect to Borrower, (i) 100% of the voting equity of Borrower is no longer directly or indirectly held and controlled by Parent or (ii) a “person” or “group” becomes the “beneficial owner” of sufficient common equity of Parent so as to entitle such “person” or “group” to exercise more than 40% of the total voting power of all classes of common equity entitled to vote generally in elections of directors of Parent.

“Charges” has the meaning specified in Section 9.16.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Share as reported by the Exchange on such Scheduled Trading Day, as determined by Calculation Agent.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collateral” means all Shares (and security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which Liens are purported to be granted under the Margin Loan Documentation.

“Collateral Accounts” means each “Collateral Account” as specified in the Security Agreements.

“Collateral Call Notice” has the meaning specified in Section 2.06(c).

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender, shall have been taken to ensure that each Security Agreement in favor of such Applicable Lender creates a valid, first priority Lien (subject only to Permitted Liens) on all the Collateral that is perfected by (i) control (within the meaning of the UCC), to the extent such Collateral is capable of perfection by control under the UCC or (ii) filing, to the extent such Collateral is not capable of perfection by control under the UCC.

“Collateral Shares” means any Shares held in or credited to any Collateral Account.

“Collateral Shortfall” means, on any date, that the LTV Ratio is greater than the LTV Margin Call Level. A Collateral Shortfall shall be considered “cured” at the time, following such Collateral Shortfall, that Borrower causes the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Reset Level pursuant to, and as determined in accordance with, clause (i) and/or (ii) of Section 2.06(c).

“Commitment” means the commitment of the Initial Lender to fund the Advance in a principal amount not to exceed the Initial Loan Amount, subject to the terms and conditions of this Agreement and the Commitment Letter.

“Commitment Date” means August 10, 2022.

“Commitment Letter” means that certain Commitment Letter, dated as of the Commitment Date, by and between Borrower and Morgan Stanley Bank, N.A.

“Commitment Termination Date” means the earliest of (a) the third (3rd) Business Day following the Effective Date (as defined in the Merger Agreement) without the funding of the Facility, (b) the termination of the Merger Agreement or the public announcement that iStar Inc., or Issuer no longer intends to pursue the iStar Transactions and (c) the earlier to occur of (i) the Outside Date (as defined in the Merger Agreement) and (ii) 5:00 p.m. on the last Business Day to occur on or prior to December 31, 2023.

“Communication” has the meaning specified in Section 5.06.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have the meanings correlative thereto.

“Cure Time” means [REDACTED].

“Custodian” means Morgan Stanley & Co. LLC, or any successor appointed by Borrower with the consent of each Applicable Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means that the Exchange announces that pursuant to the rules of the Exchange, the Shares have ceased (or, if the Calculation Agent determines that no remedial action is reasonably likely to prevent cessation, will cease) to be listed, traded or publicly quoted on the Exchange for any reason, and no other Designated Exchange has announced that it has accepted the Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The Nasdaq Global Market, The Nasdaq Global Select Market or (in each case) any successor thereto.

“Disqualified Lender” means, on any date, (a) each financial institution designated as a “Disqualified Lender” by written notice delivered by or on behalf of Borrower to Administrative Agent on or prior to the Funding Date, (b) any Person that is a competitor of Borrower, which Person has been designated as a “Disqualified Lender” by written notice delivered by or on behalf of Borrower to Administrative Agent not less than five (5) Business Days prior to the date such designation is proposed to be effective and (c) in the case of clauses (a) and (b), any of their Affiliates that are (i) specified in writing by or on behalf of Borrower to Administrative Agent from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name; provided that (x) “Disqualified Lenders” shall exclude any Person that Borrower has designated as no longer being a “Disqualified Lender” by written notice delivered to Administrative Agent from time to time, (y) in no event shall any Permitted Assignee be deemed a “Disqualified Lender”, and (z) no notice or other circumstance shall apply retroactively to make any Person a “Disqualified Lender”.

“Disrupted Day” means any Scheduled Trading Day on which, (i) the Exchange fails to open for trading during its regular trading session, (ii) a Market Disruption Event occurs or exists or (iii) the Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depository Trust Company or its successor.

“DTC Collateral Shares” means Collateral Shares that are registered in the name of DTC or its nominee, are maintained in the form of book entries on the books of DTC and are allowed to be settled through DTC’s regular book-entry settlement services.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its scheduled closing time for such day, unless such earlier closing time is announced by the Exchange at least one hour prior to the actual closing time for the regular trading session on the Exchange on such Scheduled Trading Day.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Information” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of Borrower pursuant to any Margin Loan Documentation or the transactions contemplated therein which is distributed to any Agent or any Lender by means of electronic communications pursuant to Section 9.02, including through the Platform.

“Eligible Assignee” means any Person that is a Permitted Assignee or that meets each of the following requirements: (a) Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Person being a Lender, unless such Person is a Lender, an Affiliate of a Lender or an Approved Fund with respect to a Lender, (b) such Person shall not be Parent, Borrower, Issuer or any of their respective Affiliates or Subsidiaries, and (c) such Person shall not be a natural person.

“Eligible Letter of Credit” means, at any time, an irrevocable letter of credit issued for the benefit of an Applicable Lender by a Person that is, at such time, an Acceptable Letter of Credit Issuer in a stated amount of not less than $5,000,000 (provided that such Acceptable Letter of Credit Issuer has not issued for the benefit of any Applicable Lender an aggregate stated amount of Eligible Letters of Credit hereunder that exceeds the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lender with respect to which such Applicable Lender is acting as agent and (y) $50,000,000) and (a) that has an initial expiration date at least 364 days after its issue date; (b) that permits drawing thereunder if (i) not renewed, extended or replaced on or prior to the date that is thirty (30) days prior to its stated expiry date or (ii) the issuer thereof no longer constitutes an Acceptable Letter of Credit Issuer; (c) the account party of which is a Person other than Borrower; and (d) that is in a form that is reasonably acceptable to the Applicable Lender.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of any Person shall continue to be considered an ERISA Affiliate of such Person within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person and with respect to liabilities arising after such period for which such Person could be liable under the Code or ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The New York Stock Exchange or its successor, or if the Shares are not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Shares on the Exchange on any Scheduled Trading Day as determined by Calculation Agent, or the inability of Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price of the Shares by reference to transactions or bid or ask prices for the Shares on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or an Agent or required to be withheld or deducted from a payment to a Lender or an Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or such Agent being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in the Advance or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or such Agent’s failure to comply with Section 2.08(e) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Transfer Restrictions” means (x) Transfer Restrictions on the Collateral Shares on account of the fact that Borrower is an “affiliate” of Issuer within the meaning of Rule 144, (y) the REIT Ownership Restrictions and (z) the Merger Lockup.

“Extended MDE Day” means each Disrupted Day beginning on, and including, the second (2nd) consecutive Disrupted Day.

“Extraordinary Distribution” means any dividend, issuance or distribution by Issuer of cash, securities or property to holders of the Shares other than an Ordinary Cash Dividend or a Spin-off.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” means any of the following (it being understood that in no event shall a transaction expressly contemplated by the iStar Transactions or the Merger Agreement (as in effect on the Commitment Date) to be consummated on the Funding Date constitute a Facility Adjustment Event):

(a)           the consummation of any Spin-off, Split-off or Extraordinary Distribution;

(b)           a Change in Law or a change in jurisdiction or location of material business activities of Issuer that would reasonably be expected to result in the imposition of any withholding Tax on proceeds of a prospective sale of Shares upon foreclosure, as determined by Administrative Agent;

(c)           the occurrence of (i) any subdivision, consolidation or reclassification of Shares, or any dividend of Shares in respect of Shares, (ii) any call by Issuer in respect of Shares that are not fully paid, (iii) an event that results in any shareholder rights being distributed in respect of, or becoming separated from, Shares pursuant to a shareholder rights plan or similar transaction or arrangement or (iv) any other event with a dilutive or concentrative effect on the theoretical value of the Shares;

(d)           the announcement or consummation of any Tender Offer;

(e)           the announcement by Issuer, or the bona fide announcement by any other Person, of a transaction or event, or series of related transaction(s) or event(s), that, if consummated, would result in a Merger Event, as determined by Calculation Agent;

(f)            the announcement of a Delisting or Nationalization, in each case, as determined by Calculation Agent;

(g)           the number of Collateral Shares is [REDACTED] times greater than the ADTV of the Shares at any time (it being understood that if the Calculation Agent is unable to determine the ADTV on an Exchange Business Day, the number of Collateral Shares shall be deemed to be [REDACTED] times greater than the ADTV of the Shares at such time); or

(h)           the announcement of any amendment to the terms of the Shares or Issuer’s Organization Documents that is adverse to the interest of Lender or any other event that has a material adverse effect on the value of the Shares.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain Fee Letter, dated as of the Commitment Date, by and between Borrower and Morgan Stanley Bank, N.A.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise). For the avoidance of doubt, the initial Floor shall be [REDACTED].

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Account” means an account to be designated as such by Borrower to Administrative Agent prior to the Funding Date.

“Funding Date” means the first date on which each of the conditions precedent to the Advance in Section 4.01 has been satisfied or waived in accordance with this terms of this Agreement and the Advance is funded in accordance with Section 2.01(a); provided that the Funding Date shall not occur on or after the Commitment Termination Date.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than ninety (90) days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.11.

“Initial Lender” means Morgan Stanley Bank, N.A., in its capacity as a Lender.

“Initial Loan Amount” means $140,000,000.00.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (which in the case of an involuntary proceeding, is not stayed or discharged within 60 days), (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up (which in each case, where such event is involuntary, such event is not stayed or discharged within 60 days), or (iii) the occurrence of any event of the type set forth in Section 7.01(f) (with references therein to “Borrower” being deemed replaced by references to such Person).

“Interest Payment Date” means (a) the last day of each calendar quarter occurring after the Funding Date and (b) the Scheduled Maturity Date.

“Interest Period” means, for the Advance, each period (a) commencing on, and including, the calendar day immediately following any Interest Payment Date; provided that the initial Interest Period shall commence on the Funding Date, and (b) ending on, and including, the next succeeding Interest Payment Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service.

“Issuer” means Safehold Inc. (formerly known as iStar Inc.), a corporation organized under the laws of Maryland.

“Issuer Agreement” means the Issuer Agreement, dated as of the Funding Date, by and between Issuer and Administrative Agent, acting on behalf of itself and the Lenders, substantially in the form of Exhibit G.

“Issuer Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities or financial condition of Issuer and its Subsidiaries taken as a whole, (b) the Collateral, or (c) the rights of or benefits available to any Lender under the Margin Loan Documentation; provided, however, that an Issuer Material Adverse Effect shall not include effects, events or change directly attributable to (i) the iStar Transactions or (ii) general changes in economic conditions (except to the extent the effect of such change has a disproportionate effect on the Issuer and its Subsidiaries, taken as a whole).

“Issuer Revolver” means the Credit Agreement, dated as of March 31, 2021 (as amended by the First Amendment, dated as of December 15, 2021 and the Second Amendment, dated as of January 9, 2023), among Safehold Operating Partnership LP, a Delaware limited partnership, as borrower, the Issuer, as guarantor, each lender and issuing bank from time to time party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (as in effect on the Funding Date).

“Issuer Trading Suspension” means the occurrence of [REDACTED] consecutive Disrupted Days.

“iStar Transactions” means the transactions described in the transaction description attached as Annex I to the Commitment Letter.

“Judgment Currency” has the meaning specified in Section 9.14.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto, subject to Section 9.07. As of the date of this Agreement, the Initial Lender is the sole Lender.

“Lender Appointment Period” has the meaning specified in Section 8.06.

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“LTV Margin Call Level” means 45%.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations, divided by (ii) the Share Collateral Value on such date.

“LTV Release Level” means (i) [REDACTED], for (a) the release of Permitted Sale Proceeds substantially concurrently with the related Permitted Sale Transaction and (b) the release of dividend proceeds substantially concurrently with the distribution of such dividends, or (ii) otherwise, [REDACTED].

“LTV Reset Level” means [REDACTED].

“Make-Whole Amount” means, with respect to any Make-Whole Event, an amount equal to the product of (x) the principal amount of the Advance being prepaid or repaid in connection with such Make-Whole Event, (y) the Applicable Margin and (z) the number of calendar days from, and including, the date of such prepayment or repayment to, and excluding, the Make-Whole Period End Date, divided by 360.

“Make-Whole Event” means (i) any voluntary prepayment of the Advance (including in connection with any refinancing of the Advance or any bona fide repricing transaction for the primary purpose of reducing the all-in yield of the Advance) by or on behalf of Borrower or (ii) any payment in respect of the Advance by or on behalf of Borrower following acceleration of the Advance as a result of an Event of Default, in each case, in whole or in part, prior to the Make-Whole Period End Date.

“Make-Whole Period End Date” means [REDACTED].

“Mandatory Prepayment Event” means any of the following (it being understood that in no event shall a transaction expressly contemplated by the iStar Transactions or the Merger Agreement (as in effect on the Commitment Date) to be consummated on the Funding Date constitute a Mandatory Prepayment Event):

(a) the consummation of a Merger Event;

(b) the occurrence of a Change of Control;

(c) an Insolvency Event with respect to Issuer;

(d) a Nationalization;

(e) a Delisting;

(f) the announcement or effectiveness of a Material Status Change;

(g) an Issuer Trading Suspension;

(h) a Share Price Event; or

(i) a Facility Adjustment Event in respect of which Calculation Agent (or any Lender pursuant to the last paragraph of Section 9.01) determines that no adjustment could be made to the terms of the Facility pursuant to Section 9.01 that would produce a commercially reasonable result.

“Margin Loan Documentation” means, collectively, this Agreement, the Security Agreements, the Account Control Agreements, the Fee Letter, the Issuer Agreement, the Borrowing Notice and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulations” means Regulation U and Regulation X.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities or financial condition of Borrower, (b) the ability of Borrower to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, any Lender’s Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to any Lender under the Margin Loan Documentation.

“Material Nonpublic Information” means information regarding Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Shares.

“Material Status Change” means, after the Funding Date, an amendment to Issuer’s Organization Documents, entry into a new agreement or modification to an existing agreement, or any other event or condition, in each case, that imposes a new Transfer Restriction or modifies an Existing Transfer Restriction on any Collateral Shares, if, in any such case, Calculation Agent determines that there is a material risk that such imposition or modification would (a) materially reduce the amount of proceeds an Applicable Lender would realize upon a foreclosure on the Collateral, (b) materially delay the ability of an Applicable Lender to realize such proceeds upon a foreclosure on the Collateral, (c) materially limit (i) the remedies that would be available to an Applicable Lender following an Event of Default, (ii) the type of potential purchasers that are permitted to purchase the Collateral Shares or (iii) the number of Collateral Shares that any potential purchasers would be permitted to purchase or (d) impose any restriction or condition on the holding or transfer of securities entitlements in respect of Collateral Shares or upon Custodian as registered owner of any Collateral Shares.

“Maximum Initial LTV Level” means [REDACTED].

“Maximum Rate” has the meaning specified in Section 9.16.

“Maximum Reference Price” means [REDACTED].

“Merger Agreement” means that certain Agreement and Plan of Merger, by and between Safehold Inc. and iStar Inc., dated as of the Commitment Date, as in effect on the Commitment Date.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, (i) a reclassification or change of the Shares that results in a transfer of or an irrevocable commitment to transfer all of the Shares outstanding to another Person, (ii) (A) a consolidation, amalgamation, merger or binding share exchange of Issuer with or into, or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding share exchange in which Issuer is the continuing Person and the Shares are not exchanged for, or converted into, any other securities or property) or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding share exchange) by Issuer or any Subsidiary thereof, excluding (a) any transaction between Issuer and any of its wholly owned Subsidiaries or among any such wholly owned Subsidiaries, (b) any transaction for which (x) the Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer, in each case, as of the date on which the transaction is announced, as determined by Calculation Agent and (c) any acquisition of a portfolio of ground leases and/or real properties intended for conversion to ground leases, or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains 100% of the outstanding Shares (other than such Shares owned or controlled by such other Person), in each case, as determined by Calculation Agent; provided that any merger of Issuer effected solely for the purpose, and with the sole effect, of changing Issuer’s jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity shall not be a Merger Event.

“Merger Lockup” means the Transfer Restrictions contemplated by Section 2.1 of the Form of Governance Agreement, pursuant to the copy attached as Exhibit B to the Merger Agreement (as in effect on the Commitment Date); provided that such Transfer Restrictions do not apply to any of the Lenders in connection with the exercise by such Lenders of any remedies available to them pursuant to the Margin Loan Documentation.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Nationalization” means, as determined by Calculation Agent, any transaction or event, or series of related transaction(s) and/or event(s), that is or results in any Governmental Authority condemning, nationalizing, seizing or otherwise expropriating all or any substantial part of the property, Equity Interests or other assets of Issuer.

“Net Obligations” means, as of any date of determination, the Total Loan Principal Amount on such date, together with accrued and unpaid interest thereon, if any, less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date, (ii) [REDACTED] of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by Calculation Agent, (iii) [REDACTED] of the aggregate amount available to be drawn under any Eligible Letters of Credit that have been issued for the benefit of the Applicable Lenders and (iv) the Required Sale Proceeds Amount with respect to all Permitted Sale Transactions (if any) that have been executed, and as to which Borrower has provided Calculation Agent with a trade ticket (which may be in the form of a screenshot delivered by electronic mail) evidencing such execution, prior to 5:00 p.m. on such date and as to which the scheduled settlement date (or, if earlier, the actual settlement date) has not occurred as of such date.

“Net PIK Amount” means, initially zero Dollars, (i) as increased, from time to time, by the aggregate amount of any interest paid in kind pursuant to clause (i) of the proviso in the first sentence of Section 2.03(a), and (ii) as reduced from time to time, but not below zero Dollars, by the aggregate amount of any prepayment of principal pursuant to Section 2.06(a).

“Notice Deadline” means 8:00 p.m.

“Number of Shares” means [REDACTED].

“Obligations” means the Advance and all debts, liabilities, obligations, covenants, indemnifications, and duties of Borrower arising under any Margin Loan Documentation or otherwise with respect to the Advance, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Borrower of any proceeding under any Debtor Relief Laws naming Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Ordinary Cash Dividend” means any regular, periodic dividend, as determined by Calculation Agent.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between a Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in the Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Parent” means STAR Holdings, a Maryland statutory trust.

“Parent Credit Agreement” means that certain Credit Agreement, dated as of March 31, 2023, between the Parent, as borrower, and the Issuer, as Lender.

“Participant” has the meaning specified in Section 9.07(c).

“Participant Register” has the meaning specified in Section 9.07(c).

“Pension Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, Borrower or any of its ERISA Affiliates.

“Permitted Assignee” means [REDACTED].

“Permitted Liens” means (a) Liens imposed by Law for Taxes that are not yet due or for Taxes being contested in good faith by appropriate proceedings and with respect to which adequate reserves are provided in conformity with GAAP, (b) Liens granted to the Applicable Lenders or Custodian pursuant to the Security Agreements and Account Control Agreements, (c) Liens routinely imposed on all securities by Custodian, to the extent permitted under the Account Control Agreements, (d) with respect to any deposit account of Borrower that does not constitute, or contain, Collateral, any customary Lien in favor of the depositary bank and (e) Liens imposed by the REIT Ownership Restrictions.

“Permitted Sale Proceeds” has the meaning specified in Section 2.06(d)(i)(A).

“Permitted Sale Transaction” has the meaning specified in Section 2.06(d)(i)(A).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Election” has the meaning specified in Section 2.03(a).

“PIK Interest Period” means the Interest Period immediately succeeding any Interest Period with respect to which Borrower has made a PIK Election for all or any portion of the Advance.

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F. R. Section 2510.3-101, as modified by Section 3(42) of ERISA, as amended.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among the Collateral Accounts controlled by the Applicable Lenders, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s portion of the Advance and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, USD 0.01 or item or unit of other securities or property, as applicable.

“Proposed Adjustment Notice” has the meaning specified in Section 9.01.

“Reference Price” means, at any time on any date of determination, the lower of (x) Closing Sale Price (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day that is not a Disrupted Day and (b) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day and (y) the Maximum Reference Price. Notwithstanding the foregoing, the “Reference Price” on any Extended MDE Day shall be the lower of (x) (a) the Reference Price on the immediately preceding Scheduled Trading Day that is not a Disrupted Day multiplied by (b) (I) 100% less (II) the product of (1) 5.0% and (2) (A) the number of Extended MDE Days that have occurred consecutively up to, and including, such Extended MDE Day minus (B) one and (y) the Maximum Reference Price.

“Register” has the meaning specified in Section 9.07(b).

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“REIT Ownership Restrictions” means the restrictions on transfer and ownership of capital stock of the Issuer, including Shares, contained in Article VII of the Issuer’s Organization Documents immediately after the effective time of the merger contemplated by the Merger Agreement; provided that such restrictions do not apply to the pledge of Shares to any Lender or any foreclosure on the Shares by a Lender so long as such foreclosure is conducted in accordance with the terms of the Margin Loan Documentation.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50%, subject to Section 2.13.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.06(d)(i)(B).

“Rescindable Amount” has the meaning specified in Section 8.08(a).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer, chief compliance officer, chief legal officer, accounting officer, general counsel and secretary, treasurer, executive vice president, senior vice president, vice president, secretary, assistant secretary or director of such Person.

“Restrictive Condition” means (i) any shareholders agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions (at the date of this Agreement, the so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Crimea, Kherson and Zaporizhzhia regions of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person 50 percent (50%) or more owned or controlled by one or more Persons identified in (a), or (d) any Person that is otherwise the target of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (ii) the United Nations Security Council, the European Union, or His Majesty’s Treasury of the United Kingdom.

“Scheduled Maturity Date” means the third anniversary of the Funding Date.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Agreements” means those certain Security Agreements, in each case dated as of the Funding Date (or any later date on which any Person becomes an Applicable Lender), among Borrower, the Administrative Agent, the Calculation Agent and an Applicable Lender, as collateral agent, substantially in the form of Exhibit B, as amended from time to time.

“Separateness Provisions” has the meaning specified in Borrower’s Organization Documents.

“Set-off Party” has the meaning specified in Section 9.13.

“Share Collateral Value” means, at any time of determination, the product of (a) the number of Collateral Shares then constituting Acceptable Collateral, excluding any Collateral Shares that have been sold pursuant to any Permitted Sale Transaction and remain in the Collateral Accounts pending settlement thereof, multiplied by (b) the Reference Price at such time of determination.

“Share Price Event” means, on any Exchange Business Day or Extended MDE Day, that the Closing Sale Price for such Exchange Business Day is less than the Share Price Trigger Threshold.

“Share Price Trigger Threshold” means (i) prior to the Funding Date, $14.00, or (ii)  after the Funding Date, the higher of (a) $14.00 and (b) 45% of the Closing Sale Price on the Funding Date.

“Shares” means the shares of common stock, par value $0.01 per share, of Issuer.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Spin-off” means any distribution, issuance or dividend to holders of the Shares of any capital stock or other securities of another issuer owned (directly or indirectly) by Issuer or any Subsidiary thereof.

“Split-off” means any exchange offer by Issuer or any Subsidiary thereof for Shares in which the consideration to be delivered to exchanging holders of the Shares is capital stock or other securities of another issuer owned (directly or indirectly) by Issuer.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event that results in a “person” or “group” becomes the “beneficial owner” (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) of more than 20% of the total voting power of all classes of common equity entitled to vote generally in elections of directors of Issuer, as determined by the Calculation Agent; provided that, to the extent that any such person was the beneficial owner of shares of Safehold Inc. on the Commitment Date, such person owns more than 20% of the total voting power in excess of its voting power on the Commitment Date, as reported pursuant to any filing on the Exchange Act.

“Term Sheet” means that certain term sheet attached as Exhibit A to the Commitment Letter.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator, so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Administrative Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Threshold Amount” means $1,000,000.

“Total Accrued Loan Amount” means, at any time, the Total Loan Principal Amount, together with accrued and unpaid (or uncapitalized) interest thereon, accrued and unpaid fees, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon to such time.

“Total Loan Principal Amount” means, at any time, the aggregate outstanding principal amount of the Advance (including, for the avoidance of doubt, any interest that has been paid in kind).

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Shares.

“Transactions” means the execution, delivery and performance by Borrower of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advance and use of proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the direct or indirect owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144).

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or nonperfection or priority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02.         Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03.         Terms Generally.

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) unless otherwise indicated, (b) except to the extent Agents’ or any Lender’s consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b)           Article and Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c)           Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its reasonable discretion.

Section 1.04.          Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrower notifies Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrower that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCE

Section 2.01.         The Advance.

(a)           Subject to the terms and conditions set forth herein, (i) each Lender severally agrees to make a loan in Dollars to Borrower on the Funding Date in the amount of such Lender’s Commitment by making immediately available funds available to Administrative Agent (or an account designated by Administrative Agent) (such loan, collectively with such loans of all other Lenders, the “Advance”). After Administrative Agent’s receipt of such funds on the Funding Date, and upon fulfillment of the conditions set forth in Article 4, Administrative Agent shall make such funds as it has received available to Borrower by depositing such funds into the Funding Account; provided that, if so requested by Borrower in the Borrowing Notice, and subject to fulfillment of the conditions set forth in Article 4, each Lender shall make its respective portion of the Advance available to Borrower by depositing such funds into the Funding Account; provided, further, that Administrative Agent or each Lender, as the case may be, shall, at Borrower’s request, net the Advance (or its applicable portion thereof) due to Borrower against any amount payable by Borrower to such Lender hereunder in accordance with such Lender’s respective Applicable Percentage. Following the Funding Date, the unused portion of the Commitment shall be permanently terminated. If the Funding Date does not occur on or prior to 5:00 p.m. on the last day of the Availability Period, the Commitment shall be permanently terminated in full at such time.

(b)           The Advance or any portion thereof, once prepaid or repaid, may not be reborrowed.

(c)           Subject to Section 2.14, all Advances shall be SOFR Advances.

(d)           No later than 5:00 p.m. on the date at least three (3) Business Days prior to the date on which the Advance will be required to be made hereunder (or such shorter period as Administrative Agent may agree), Borrower shall notify Administrative Agent of its request for the Advance on the Funding Date by providing a Borrowing Notice. Administrative Agent shall promptly notify each Lender of the amount of its portion of the Advance in accordance with such Lender’s Applicable Percentage.

Section 2.02.         Repayment of Advance. Borrower hereby unconditionally promises to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof. Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage.

Section 2.03.         Interest.

(a)           Ordinary Interest. The principal amount of the Advance shall accrue interest at a rate per annum equal to the Applicable Rate, and such interest shall be payable, subject to Section 5.11, in cash on each Interest Payment Date; provided that if Borrower elects (such election, a “PIK Election”), by written notice to Administrative Agent at least three (3) Business Days prior to any Interest Payment Date, with respect to all or any portion of such interest that would otherwise be payable on such Interest Payment Date, subject to Section 5.11, to pay such interest in kind, such interest shall be paid in kind, in which case (i) the amount of such interest (or the portion thereof) that will be paid in kind will be added, as of such Interest Payment Date, to the outstanding principal amount of the Advance, and (ii) the remainder of such interest (if any) shall continue to be payable in cash on such Interest Payment Date. The total amount of interest due on each Interest Payment Date shall be computed by Calculation Agent on the immediately preceding Business Day, calculated on the basis of the actual days elapsed and a year of 360 days.

(b)           Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

Section 2.04.         Fees. (a) Borrower shall pay the fees payable in the amounts and at the times separately agreed upon in the Fee Letters.

(b)         Upon the occurrence of any Make-Whole Event, Borrower shall, at the time of the related prepayment or repayment of the Advance, pay to Administrative Agent, for the ratable account of each Lender in accordance with such Lender’s Applicable Percentage, the related Make-Whole Amount.

Section 2.05.         Interest Rate Determinations. Administrative Agent shall give notice to Borrower and each Lender of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06.         Prepayments of Advance; Collateral Shortfall; Withdrawal of Collateral.

(a)           Borrower may prepay the outstanding principal amount of the Advance (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid (or uncapitalized) interest thereon, the applicable Make-Whole Amount, if any, payable under Section 2.04(b) and any amount due under Section 2.07(f) (and, in the case of a prepayment of the Advance in full, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon notice thereof given to Administrative Agent (which notice shall be irrevocable), who shall give to each Lender prompt notice thereof, by Borrower not later than 12:00 p.m. on the date three (3) Business Days prior to the date of any such prepayment; provided, however, that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advance shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or the remaining Advance if the outstanding principal amount of the Advance is less than $5,000,000). Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(c)(ii), Section 2.06(d)(i)(B) or Section 5.11. Each notice of prepayment delivered by Borrower pursuant to this Section 2.06(a) shall be irrevocable, except that it may be conditioned upon a transaction (including a refinancing) to be closed or consummated in connection with such prepayment and may be revoked by Borrower prior to the effective date thereof.

(b)           Following the occurrence of any Mandatory Prepayment Event, Administrative Agent may, or upon request of any Lender shall, provide written notice to Borrower that it is requiring a prepayment pursuant to this Section 2.06(b) in connection therewith (such notice, a “Mandatory Prepayment Event Notice”). On the second (2nd) Business Day immediately following delivery of such Mandatory Prepayment Event Notice, Borrower shall pay to Administrative Agent in accordance with Section 2.11 the Total Accrued Loan Amount.

(c)           (i) If a Collateral Shortfall occurs on any date (including any date after a Collateral Call Notice has been given, but prior to the Cure Time), Administrative Agent may, or at the request of any Lender, shall (or, if Administrative Agent fails to do so promptly when so requested, any Lender may), deliver a notice in the form set forth in Exhibit D hereto to Borrower and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) not later than 8:00 p.m. on such date; provided that any failure to so deliver a copy of a Collateral Call Notice to any Lender shall not invalidate the effectiveness of such Collateral Shortfall Notice. Upon Borrower’s receipt of any Collateral Call Notice in accordance with Section 9.02, Borrower shall, prior to the applicable Cure Time, take any combination of the following actions in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Reset Level:

(A)         post, or cause the posting of, Cash or Cash Equivalents that constitute Acceptable Collateral to the Collateral Accounts and/or provide Eligible Letters of Credit to the Applicable Lenders, in each case, on a Pro Rata Basis;

(B)         prepay all or any portion of the outstanding principal amount of the Advance on a Pro Rata Basis; and/or

(C)         provide Calculation Agent with one or more trade tickets (which may be in the form of screenshots delivered via electronic mail) evidencing the execution of one or more Permitted Sale Transactions.

Borrower and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Administrative Agent.

(ii)          Not later than 1:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrower has received (in accordance with Section 9.02) the relevant Collateral Call Notice by the Notice Deadline, Borrower shall deliver a notice in the form of Exhibit K to Administrative Agent (which notice may be given by email) (x) acknowledging Borrower’s receipt of such Collateral Call Notice, (y) confirming that Borrower will cure the relevant Collateral Shortfall prior to the relevant Cure Time and (z) stating the manner in which Borrower intends to cure such Collateral Shortfall (including whether it will take the actions set forth in Section 2.06(c)(i) above and whether such Collateral Shortfall will be cured by cash from an Affiliate of Borrower borrowing under the Issuer Revolver).

(d)           Borrower shall only be permitted to request the release of Collateral if (x) Borrower delivers written notice of such release to Administrative Agent (who shall give to each Applicable Lender prompt notice thereof) at or before 12:00 p.m. on the second (2nd) Business Day prior to the requested date of the release and specifying which Collateral is to be released, and (y) Administrative Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (ii) below are met (in which case Administrative Agent shall promptly so notify each Applicable Lender):

(i)           Borrower may request the release, on a Pro Rata Basis, of any of the Collateral Shares from the Collateral Accounts as long as:

(A)         the Collateral Shares are being released on a Pro Rata Basis from the Collateral Accounts solely for the purposes of settling sales of such Collateral Shares for Cash at fair market value (taking into account any commercially reasonable block discount and underwriting or similar fees and related transaction expenses) on an arm’s-length basis where the scheduled settlement date for each such sale (excluding registered offerings that settle on a settlement cycle that is customary for registered offerings) is no later than one then-standard settlement cycle on the Exchange following execution of such sale (unless each Lender consents, in its sole discretion, to a later settlement date) (it being understood that a “T+2” settlement cycle shall be deemed to be standard for purposes hereof) (any such sale, a “Permitted Sale Transaction” and any proceeds from such sale, “Permitted Sale Proceeds”);

(B)         Permitted Sale Proceeds will be paid, on a delivery versus payment basis against the delivery of the relevant Collateral Shares from the relevant Collateral Accounts or pursuant to escrow arrangements reasonably acceptable to Administrative Agent in accordance with Section 2.11 and solely with respect to a request made in connection with a Collateral Call Notice, (1) used to prepay Borrower’s Obligations on a Pro Rata Basis or be deposited to the relevant Collateral Accounts on a Pro Rata Basis, in each case, in an amount sufficient to cause the LTV Ratio (determined based on the lower of the Reference Price as in effect at the time of execution of such Permitted Sale Transaction and the lowest price per Share paid in such Permitted Sale Transaction) immediately following such release to be less than or equal to the LTV Reset Level and (2) if any payment is required pursuant to sub-clause (1) above, make any payment that is or will be required under Section 5.11 in connection with such sale in accordance therewith (such aggregate amount pursuant to clauses (1) and (2), the “Required Sale Proceeds Amount”);

(C)         other than a request made in connection with a Collateral Call Notice, on the date of such request, the LTV Ratio shall have been lower than the LTV Release Level for the previous five (5) consecutive Exchange Business Days, and the LTV Ratio before, and immediately after, giving effect to such release shall not exceed the LTV Release Level; provided that, if the LTV Ratio exceeds the LTV Release Level as of the date of such request, the amount of the Required Sale Proceeds Amount shall be deemed sufficient to establish an LTV Ratio that is equal to or less than the LTV Release Level pursuant to this clause (C); and

(D)   (x)   no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived), no Adjustment Determination Period shall have occurred and be continuing and no Default, Event of Default or Collateral Shortfall (with respect to a request made other than in connection with a Collateral Call Notice) shall have occurred and be continuing and (y) none of the foregoing would result from such release.

To facilitate a sale of Collateral Shares pursuant to this Section 2.06(d)(i), each Applicable Lender shall release its Lien over the Collateral Shares being sold immediately upon its receipt of the related Required Sale Proceeds Amount, and shall, if required, enter into any escrow or other arrangement reasonably satisfactory to such Applicable Lender with the broker or dealer through whom such Shares are being sold. Each Applicable Lender shall cooperate with Borrower in effecting any rebalancing pursuant to Section 2.15.

(ii)          Borrower may request a release of Cash or Cash Equivalents (including, without limitation, the proceeds of any Eligible Letter of Credit (to the extent drawn)) that constitute Collateral on a Pro Rata Basis, as long as:

(A)         on the date of such request, the LTV Ratio shall have been lower than the LTV Release Level for the previous five (5) consecutive Exchange Business Days;

(B)         the LTV Ratio before, and immediately after, giving effect to such release shall not exceed the LTV Release Level; and

(C)         (x) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived), no Adjustment Determination Period shall have occurred and be continuing and no Default, Event of Default or Collateral Shortfall shall have occurred and be continuing and (y) none of the foregoing would result from such release.

(e)           Posting Additional Collateral.

(i)           On at least two (2) Business Days’ notice, Borrower may post Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral Accounts, or provide Eligible Letters of Credit to the Applicable Lenders, at any time; provided that each type of Collateral shall be posted to the Collateral Accounts, and any Eligible Letters of Credit shall be issued for the benefit of the Applicable Lenders, on a Pro Rata Basis.

(ii)           If any Eligible Letter of Credit that is issued for the benefit of an Applicable Lender is (x) not renewed, extended or replaced with another Eligible Letter of Credit with an equivalent face amount on or prior to the date that is thirty (30) days prior to its stated expiry date or (y) the issuer thereof no longer constitutes an Acceptable Letter of Credit Issuer, the Applicable Lender to which such Eligible Letter of Credit is provided is and shall be authorized to draw the full stated amount of such Eligible Letter of Credit and deposit the proceeds thereof into the applicable Collateral Account as Collateral.

(iii)          Borrower shall cause Issuer to deposit into or credit directly to the Collateral Accounts on a Pro Rata Basis or, in the case of any property or assets other than Cash, Cash Equivalents, securities and securities entitlements, deliver to the relevant Applicable Lenders (subject to their reasonable delivery instructions) on a Pro Rata Basis, any Ordinary Cash Dividend or Extraordinary Distribution paid or distributed on any Collateral Shares, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion of, any Collateral Shares in a Merger Event or (y) delivered in respect of any Collateral Shares in connection with a Spin-off. If any such Cash, Cash Equivalents, securities, securities entitlements or other property or assets are received by Borrower or any Affiliate thereof for any reason, Borrower shall, or shall cause such Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two (2) Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(d). Borrower shall not tender any Collateral Shares in any exchange offer (including, without limitation, a Split-off) without the consent of each Lender, which consent shall not be unreasonably withheld or delayed.

Section 2.07.         Increased Costs; Break Funding. (a) If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii)           impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or the Advance made by such Lender or participation therein; or

(iii)         subject any Lender or Administrative Agent to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender or Administrative Agent of making or maintaining the Advance hereunder (or of maintaining its Commitment) or to reduce the amount of any sum received or receivable by any Lender or Administrative Agent hereunder (whether of principal, interest or otherwise), then Borrower will pay to such Lender or Administrative Agent such additional amount or amounts as will compensate such Lender or Administrative Agent for such reasonable additional costs incurred or reduction suffered.

(b)           If a Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advance made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time, upon written request from such Lender, Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction.

(c)           A certificate of a Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.07 shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrower. Such certificate shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate such Lender pursuant to this Section 2.07 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)           Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrower, use commercially reasonable efforts to designate another lending office for the Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of Borrower or the rights of such Lender pursuant to Section 2.07(a) through (d) or Section 2.08. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f)            Borrower shall compensate each Lender, upon written request from such Lender (in the form of a certificate, which shall set forth in reasonable detail the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable loss, cost or expense (excluding loss of anticipated profits or margin) deemed to be incurred by it (determined pursuant to the following paragraph) as a result of:

(i)           any payment or prepayment of the Advance on a day other than an Interest Payment Date (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii)           any failure by Borrower to prepay or borrow the Advance on the date or in the amount notified by Borrower (for a reason other than the failure of such Lender to make its portion of the Advance in breach of its obligation hereunder).

Such loss, cost or expense for any Lender shall be deemed to be an amount determined by such Lender equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of the Advance had such event not occurred, at the reference interest rate that would have been applicable to the Advance, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for the Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

(g)           All of Borrower’s obligations under this Section 2.07 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.08.         Taxes.

(a)           Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of Administrative Agent or Borrower, as the case may be) requires the deduction or withholding of any Tax from any such payment by Administrative Agent or Borrower, then Administrative Agent or Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or each Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)           Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.08, Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d)           Indemnification by Borrower. Borrower shall indemnify each Lender and Agent, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by such Lender or Agent or required to be withheld or deducted from any payment to such Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)           Status of Lenders.

(i)           If any Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), (B) and (D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)           Without limiting the generality of the foregoing,

(A)           if any Lender is a U.S. Person, it shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent) executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)           if any Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by Borrower or Administrative Agent) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c)  of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9 and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)         any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipients) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)         if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and Administrative Agent in writing of its legal inability to do so.

Administrative Agent shall deliver to Borrower, on or before the date on which it becomes Administrative Agent hereunder, either (i) a duly executed original IRS Form W-9 (or any applicable successor form) certifying that Administrative Agent is not subject to backup withholding, or (ii) a duly executed original IRS Form W-8IMY (or any applicable successor form) establishing that Administrative Agent will act as a withholding agent for any U.S. federal withholding tax imposed with respect to any payment made to Lenders under any Margin Loan Documentation. Administrative Agent shall promptly notify Borrower at any time it determines that it is no longer in a position to provide the certification described in the preceding sentence.

(f)            Treatment of Certain Refunds. If any Lender or any Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or such Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrower, upon the request of such Lender or such Agent, shall repay to such Lender or such Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or such Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or any Agent be required to pay any amount to Borrower pursuant to this paragraph (f) the payment of which would place such Lender or such Agent in a less favorable net after-Tax position than such Lender or such Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or any Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other Person.

(g)           Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by Administrative Agent to Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h)           Borrower shall deliver to each Agent, on or before the Funding Date (and thereafter promptly from time to time upon the reasonable request of an Agent), (i) a duly executed original IRS Form W-9 with respect to Borrower’s sole owner for U.S. federal income tax purposes that is a U.S. Person for U.S. federal income tax purposes and (ii) a duly executed certification in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect that Borrower is a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii) and its sole owner for U.S. federal income tax purposes is not a “foreign person.” Borrower shall promptly notify each Agent at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

(i)            Borrower shall deliver to Administrative Agent, at the time or times reasonably requested by Administrative Agent, such properly completed and executed documentation as is reasonably requested by Administrative Agent in order to permit any Lender to exercise its rights under Section 7.02 and the Security Agreements in a manner that will avoid, to the extent possible, or minimize withholding Tax upon a disposition of any Collateral.

Section 2.09.         Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that any Change in Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for such Lender to perform its obligations to make or maintain the Advance, then, on notice thereof by such Lender to Borrower (with a copy to Administrative Agent) (i) if the Funding Date has not occurred, the obligation of such Lender to make the Advance shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist and (ii) if the Funding Date has occurred, the Advance shall be prepaid either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advance to such day, or immediately, if such Lender may not lawfully continue to maintain the Advance.

Section 2.10.         Evidence of Debt.

(a)            Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from the Advance, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            Administrative Agent shall also maintain accounts in which it will record (i) the amount of the Advance made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable (or paid in kind) from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Administrative Agent hereunder from Borrower and each Lender’s Applicable Percentage thereof.

(c)            The entries maintained in the accounts maintained pursuant to Section 2.10(b) shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay such obligations in accordance with their terms.

(d)            No promissory note shall be required to evidence the Advance by any Lender to Borrower. Upon the request of a Lender, Borrower shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advance to Borrower by such Lender in addition to such records. Thereafter, the Advance evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11.         Payments and Computations.

(a)            All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrower shall make each payment hereunder not later than 2:00 p.m. on the day when due (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall) in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment, in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 11:00 a.m. may, in Administrative Agent’s discretion, be deemed received on the next succeeding Business Day (subject to Section 2.06(c), with respect to any payment made to cure a Collateral Shortfall), and, if so deemed, any applicable interest or fee shall continue to accrue.

(b)            Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c)            All payments (including prepayments and, subject to Section 2.13, any other amounts received hereunder in connection with the exercise of any Applicable Lender’s rights after an Event of Default) made by Borrower to Administrative Agent under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender: (A) to any expenses and indemnities payable by Borrower to Lenders under any Margin Loan Documentation; (B) to any accrued and unpaid (or uncapitalized) interest and fees due under this Agreement; (C) to principal payments on the outstanding Advance; and (D) to the payment of all other Obligations under the Margin Loan Documentation.

Section 2.12.         Administrative Agent’s Clawback.

(a)            Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the Funding Date that such Lender will not make available to Administrative Agent its portion of the Advance, Administrative Agent may assume that each Lender that has a Commitment has made its respective portion of the Advance available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its portion of the Advance available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrower, the Applicable Rate. If Borrower and a Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If a Lender pays its portion of the Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s portion of the Advance included in such borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against such Lender that shall have failed to make such payment to Administrative Agent.

(b)            Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c)            Obligations of Lenders Several. The obligations of Lenders hereunder to make their respective portions of the Advance and to make payments pursuant to Section 9.04(e) are several and not joint. The failure of any Lender to make its portion of the Advance or to make any payment under Section 9.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of the Advance or to make its payment under Section 9.04(e).

Section 2.13.         Accelerating Lenders.

(a)            Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i)            Each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis-à-vis Borrower, shall be deemed to be:

(1)            Administrative Agent and Calculation Agent hereunder; and

(2)            the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii)            solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis-à-vis Borrower:

(1)            each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(2)            if Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b)            Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrower shall not make any payments of its Obligations or post any Collateral or provide any Eligible Letter of Credit except on a Pro Rata Basis (without regard to clause (a) above). The application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrower for purposes of this Section 2.13(b).

Section 2.14.         Benchmark Replacement Setting. The provisions of Annex I shall be incorporated by reference herein as if set forth in this Section 2.14.

Section 2.15.         Periodic Rebalancing. (a) Subject to Section 2.13 and clause (c) below, if as of any Interest Payment Date, the Collateral is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such Interest Payment Date, the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Administrative Agent, to ensure that the Collateral is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to Custodian to effect such transfers. Borrower hereby consents to such transfers.

(b)            Solely for the purpose of determining whether Collateral is held on a Pro Rata Basis under clause (a) above, any Eligible Letter of Credit issued for the benefit of an Applicable Lender shall be deemed to be an amount of cash Collateral equal to [REDACTED] of the stated amount thereof, subject to clause (c) below.

(c)            Subject to Section 2.13 and notwithstanding clause (a) above, if, on any date, any Applicable Lender gives written notice to Calculation Agent, or Calculation Agent otherwise becomes aware, that the aggregate stated amount of Eligible Letters of Credit issued for the benefit of any Applicable Lender differs from the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lenders with respect to which such Applicable Lender is acting as agent and (y) the aggregate stated amount of Eligible Letters of Credit issued for the benefit of all Applicable Lenders, then on, or as promptly as practicable following, such date Borrower shall replace Eligible Letters of Credit issued for the benefit of the Applicable Lenders with cash Collateral and vice versa (or modify the terms of any applicable Eligible Letters of Credit) to the extent necessary to ensure that Eligible Letters of Credit and cash Collateral are held on a Pro Rata Basis (it being understood that the minimum stated amount of an Eligible Letter of Credit as set forth in the definition thereof shall not apply to the extent necessary to comply with this Section 2.15(c)). Each Lender hereby consents to, and agrees to cooperate in good faith to effect, such substitutions.

(d)            In connection with any transfer of Collateral Shares to a Collateral Account pursuant to this Section 2.15 or otherwise, Borrower shall comply with any request of the Applicable Lender that controls such Collateral Account to transfer such Collateral Shares to a separate sub-account under the relevant Collateral Account controlled by such Applicable Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to each Lender as of the date hereof that:

Section 3.01.         Organization; Powers. Borrower (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required except where the failure to be so qualified would not result in a Material Adverse Effect.

Section 3.02.         Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by Borrower. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by Borrower and constitutes a legal, valid and binding obligation of Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.         Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to Borrower, (iii) will not contravene the Organization Documents of Borrower, (iv) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon Borrower or any of its assets, or give rise to a right thereunder to require any payment to be made by Borrower, (v) will not result in the creation or imposition of any Lien on any asset of Borrower, except Permitted Liens and (vi) will not violate any trading or other corporate policy of Issuer applicable to Borrower, including, but not limited to, Issuer’s “blackout” policy.

Section 3.04.         Financial Condition. The Borrower Financial Statements delivered to the Lenders are true and correct in all material respects. Borrower has no material assets other than the Collateral nor any Indebtedness or monetary obligations, other than the Obligations.

Section 3.05.         Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Borrower, threatened in writing against Borrower that (i) if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) involve this Agreement or the Transactions.

Section 3.06.         Compliance with Laws.

(a)            Borrower is in compliance in all material respects with the requirements of all Laws applicable to it and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b)            Borrower is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act, including in respect of the transactions contemplated hereunder.

(c)            The Transactions, including the use of proceeds of the Advance and all actions with respect to the Collateral, comply and will comply with the Margin Regulations.

Section 3.07.         Investment Company Status. Borrower is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the Investment Company Act.

Section 3.08.         Taxes. Each of Borrower and Borrower’s sole owner for U.S. federal income tax purposes has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns which are required to be filed by, or with respect to, Borrower in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on, or with respect to, Borrower or its properties which are due and payable (other than (i) any amount the validity of which is currently being contested in good faith, (ii) any amount with respect to which reserves have been provided for in accordance with GAAP and (iii) where no Collateral would become subject to forfeiture or loss as a result of such contest). There is no proposed tax assessment asserted in writing against Borrower or against Borrower’s sole owner for U.S. federal income tax purposes with respect to Borrower or its properties. Borrower is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. As of the Funding Date, Borrower is not subject to tax in any jurisdiction other than the United States or any subdivision thereof.

Section 3.09.         Disclosure. Borrower has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) all shareholders’ agreements, all investor rights agreements and all voting or other contractual restrictions, including all lock-up agreements, relating to the Collateral Shares (if any). All written information (other than general economic information, industry specific information, and projections) provided by or on behalf of Borrower to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. As of the date hereof, to the best knowledge of Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the date hereof to Lenders in connection with this Agreement is true and correct in all respects.

Section 3.10.         Agreements; Parent Credit Agreement.

(a)            Borrower is not a party to, nor are its assets bound by, any agreement or instrument, other than those permitted under Section 6.10, and Borrower is not in default under any provision of any such agreement or instrument.

(b)            As of the Funding Date, Borrower has provided Administrative Agent with true, correct and complete copies of the Issuer Revolver, the Parent Credit Agreement and all Loan Documents (as defined in the Parent Credit Agreement).

Section 3.11.         No Material Adverse Effect. Since the date of formation of Borrower, no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to result in a Material Adverse Effect.

Section 3.12.         Solvency. (i) The present fair market value of Borrower’s assets exceeds the total amount of Borrower’s liabilities (including contingent liabilities), (ii) Borrower has capital and assets sufficient to carry on its businesses, (iii) Borrower is neither engaged nor is about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) Borrower neither intends to incur nor believes that it will incur debts beyond its ability to pay as they become due. For purposes of this Section 3.12, the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability. Borrower will not be rendered insolvent by the consummation of the Transactions.

Section 3.13.         Trading and Other Restrictions.

(a)            Borrower owns all of its assets (including all of the Collateral credited to the Collateral Accounts) free and clear of Liens, other than Permitted Liens.

(b)            Borrower has not made nor consented to, nor is Borrower aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c)            The Collateral Shares (i) are not subject to any Transfer Restrictions (other than Existing Transfer Restrictions) or Restrictive Conditions, (ii) do not contain any restrictive legends (it being understood that the Issuer Agreement does not constitute “restrictive legends” for this purpose), and do not require any opinions from Issuer’s counsel, or the removal of any “stop transfer order,” or the delivery of any documentation, prior to the sale of such Shares, and (iii) are not subject to any shareholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction (other than the Merger Lockup).

Section 3.14.         Subsidiaries. Borrower does not have any Subsidiaries.

Section 3.15.         Anti-Corruption Laws and Sanctions. Borrower is subject to policies and procedures reasonably designed to ensure compliance by Borrower and its managers, officers, employees and agents working on their behalf with Anti-Corruption Laws, the Act and applicable Sanctions. Borrower and its officers and managers and to the knowledge of Borrower, its employees and agents, are in compliance with Anti-Corruption Laws, the Act and applicable Sanctions in all material respects. None of Borrower, any of its managers, officers or employees, or to the knowledge of Borrower, any agent of Borrower that will act in any capacity in connection with or benefit from the Facility, is a Sanctioned Person. None of the borrowing of the Advance, the use of proceeds thereof or other transaction contemplated by this Agreement will violate any Anti-Corruption Law, the Act or any applicable Sanctions.

Section 3.16.         Material Nonpublic Information. Borrower has not provided any Material Nonpublic Information with respect to Issuer or the Shares to any Agent or any Lender. Since September 30, 2022, no event has occurred or condition arisen, either individually or in the aggregate, that would reasonably be expected to result in an Issuer Material Adverse Effect.

Section 3.17.         Employee Matters. Borrower does not have and has never had (a) any employees and it has never directly contracted with individuals who are not independent contractors, (b) to maintain, contribute to, or any direct obligation to maintain or contribute to, any Employee Benefit Plan, or (c) any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates, that exceed the Threshold Amount. No Person treated as an independent contractor by Borrower has been classified as an employee by any Governmental Authority.

Section 3.18.         No Plan Assets. The assets of Borrower do not constitute “plan assets” within the meaning of the Plan Asset Regulation.

Section 3.19.         Conduct of Business. Borrower is not engaged in any business or activity other than (a) holding Shares, Cash, Cash Equivalents and any other Acceptable Collateral, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) performing its obligations under the Margin Loan Documentation, the Commitment Letter, the Fee Letter and the Transactions and (c) payment of taxes and administrative fees necessary for compliance with this Agreement.

Section 3.20.         Separateness. Borrower is, and has at all times since its formation been, in compliance with the Separateness Provisions.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01.         Conditions Precedent to the Funding Date. The obligation of each Lender to make its portion of the Advance hereunder on the Funding Date is subject to satisfaction, or waiver by each Lender, of the following conditions precedent:

(a)            The iStar Transactions shall be consummated substantially concurrently with the initial borrowing under the Facility, in each case, in all material respects in accordance with the Merger Agreement.

(b)            Administrative Agent and each Lender shall have received, at least three (3) Business Days prior to the Funding Date, (a) all documentation and other information about Borrower as shall have been reasonably requested in writing by Administrative Agent or any of the Lenders at least ten (10) Business Days prior to the Funding Date and as required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the PATRIOT Act and (b) if Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation, the Beneficial Ownership Certification in relation to Borrower.

(c)            Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each Lender:

(i)            duly executed counterparts of the Margin Loan Documentation, dated as of the Funding Date;

(ii)            (A) a customary certificate of Borrower, dated as of the Funding Date and executed by an Authorized Representative thereof, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation and the Transaction to be consummated by it on the Funding Date and (2) contain appropriate attachments, including its Organization Documents and the engagement letter for, or other reasonably satisfactory evidence of the engagement of, an independent manager for Borrower, and (B) a recently-dated long form good standing certificate for Borrower from its jurisdiction of organization;

(iii)            a solvency certificate of Borrower from an Authorized Representative thereof, dated as of the Funding Date and in the form of Exhibit H attached hereto;

(iv)            a customary opinion of Borrower’s counsel, addressed to Administrative Agent and the Lenders, dated as of the Funding Date;

(v)            the results of a recent Lien and judgment search in the jurisdiction of organization (and, if different, the jurisdiction of the chief executive office) of Borrower, and each such search shall not reveal any Lien on any of the assets of Borrower (except for Permitted Liens) or any judgment against Borrower;

(vi)            a proper financing statement (Form UCC-1 or the equivalent) of Borrower for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by any Security Agreement on the Funding Date; and

(vii)            if requested by any Lender, FRB Form U-1 or FRB Form G-3 duly executed by Borrower.

(d)            The Collateral Account shall have been established by Borrower.

(e)            Borrower shall have executed and delivered all account opening documentation required by Custodian in respect of the Collateral Account.

(f)            The Number of Shares constituting Acceptable Collateral shall have been credited to the Collateral Account free from all Transfer Restrictions (other than Existing Transfer Restrictions) and Restrictive Conditions by book-entry transfer through DTC, as depositary.

(g)            The Collateral Requirement shall have been satisfied in all material respects.

(h)            All fees required to be paid on the Funding Date pursuant to the Fee Letter or any other Margin Loan Documentation and reasonable out-of-pocket expenses required to be paid on the Funding Date pursuant to the Commitment Letter or the Margin Loan Documentation, to the extent invoiced at least three (3) Business Days prior to the Funding Date (except as otherwise reasonably agreed by Borrower) shall have been paid on or before such date, or, in the case of any “upfront fee” or analogous fee, Borrower shall have elected to net such amount against the Advance hereunder.

(i)            Each of the representations and warranties made by Borrower and/or Issuer in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Funding Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(j)            Borrower shall have delivered to Administrative Agent a certificate from a Responsible Officer of Borrower in the form set forth in Exhibit E hereto, dated as of the Funding Date, which shall contain representations that the conditions set forth in Subsections (a), (d), (e), (f), (g), (i), (l), (m) and (n) of this Section 4.01 have been satisfied.

(k)            Borrower shall have delivered to Administrative Agent a Borrowing Notice at least three (3) Business Days prior to the Funding Date.

(l)            Immediately after giving effect to the Advance, the LTV Ratio (as determined on the basis of the Reference Price as of [REDACTED]) shall not exceed the Maximum Initial LTV Level.

(m)            No Collateral Shortfall shall have occurred that has not been cured or waived, and no Default shall have occurred and be continuing, in each case on the Funding Date, and none of the foregoing shall result from the Advance or the application of the proceeds therefrom.

(n)            No event or action shall have occurred that may have constituted a Facility Adjustment Event, Event of Default or Mandatory Prepayment Event under either the Term Sheet or the Margin Loan Documentation (assuming that the Margin Loan Documentation was in effect on the Commitment Date); provided that no event occurring pursuant to the express terms of the Merger Agreement (as in effect on the Commitment Date) shall give rise to a Facility Adjustment Event, Event of Default or Mandatory Prepayment Event.

(o)            The Funding Date shall have occurred no later than the end of the Availability Period, and the Commitment Termination Date shall not have occurred for any reason.

The borrowing of the Advance shall be deemed to constitute a representation and warranty by Borrower on and as of the Funding Date as to the matters specified in Subsections (a), (d), (e), (f), (g), (i), (l), (m) and (n) above.

ARTICLE 5

AFFIRMATIVE COVENANTS

On and after the Funding Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 5.01.         Financial Statements. Borrower shall furnish to Administrative Agent (i) within forty-five (45) days after the end of each calendar quarter, a certificate of Borrower’s Authorized Representative certifying (a) that Borrower’s only assets consist of the Collateral, Cash and Cash Equivalents, (b) the number of Shares that Borrower owned as of the last day of such quarter and (c) that Borrower’s only Indebtedness and monetary obligations (other than the Obligations) is listed on a schedule to such certificate, (ii) a compliance certificate in substantially the form of Exhibit J on the date that is six months after the Funding Date and every six months thereafter, and (iii) such additional information regarding the business or financial affairs of Borrower, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or Lender may from time to time reasonably request.

Section 5.02.         Notices of Material Events. Borrower shall furnish to Administrative Agent, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a)            the occurrence of (i) any Default or Event of Default, (ii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened against Borrower, where Borrower is specifically named in such investigation or litigation or (iv) any actual or potential liabilities with respect to any Pension Plan that exceed the Threshold Amount;

(b)            any transaction or event that constitutes, or that, if consummated, would constitute, a Change of Control of Borrower or a Change of Control of Issuer; or

(c)            (i) the imposition of, or any event or transaction that, if consummated, could reasonably be expected to result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) or Restrictive Condition on the Collateral, (ii) any Facility Adjustment Event or Mandatory Prepayment Event or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any of the Collateral.

In addition, Borrower shall furnish to Administrative Agent at least five (5) Business Days’ prior written notice of any proposed change to Borrower’s “Independent Manager” as defined in Borrower’s Organization Documents.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of an Authorized Representative of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.         Existence; Conduct of Business. Borrower will at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04.         Payment of Liabilities. Borrower shall file all required Tax returns and shall pay and discharge, as and when the same shall become due and payable, all Taxes and any other liabilities imposed upon it or upon its property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) no Collateral would become subject to forfeiture or loss as a result of such contest.

Section 5.05.         Compliance with Applicable Organization Documents, Policies and Laws. Borrower shall comply (i) in all material respects, with the requirements of all applicable Laws, all orders, writs, injunctions and decrees applicable to it or its property, and (ii) in all respects with, its Organization Documents, the Organization Documents and all policies of Issuer (to the extent applicable to Borrower) and all Transfer Restrictions applicable to the Collateral Shares. Borrower will maintain (or will have maintained on its behalf) policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by Borrower and its managers, officers and employees and, in the case of Anti-Corruption Laws, its agents (acting in their capacity as such).

Section 5.06.         Provision of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower shall not provide any Lender, any Agent or their respective Affiliates with any Material Nonpublic Information with respect to Parent, Issuer, their respective Subsidiaries or their securities in any document or notice required to be delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation, including any Platform (each, a “Communication”) and in delivering any Communication, Borrower shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information; provided, however, that this Section 5.06 shall not prohibit Borrower or its Affiliates from disclosing Material Nonpublic Information to any Lender, any Agent or their Affiliates in connection with advisory services provided by such Lender, such Agent or Affiliate if Borrower reasonably believes that such Lender, such Agent or Affiliate has implemented appropriate information walls in respect of such Material Nonpublic Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, Borrower acknowledges and agrees that if any Lender or any of such Lender’s Affiliates receives from Borrower any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation, such Lender or such Affiliate shall not have any duty of confidentiality to Borrower and may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07.         Compliance with Exchange Act Reporting Requirements. Borrower shall comply in all material respects with its reporting obligations under Sections 13 and 16 of the Exchange Act, in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4 or Form 5 filings that do not disclose any terms of the Facility (other than its existence and the number of Collateral Shares pledged in respect thereof) or the name of any Lender or any Agent, Borrower shall give prior notice to Administrative Agent, who shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by Borrower or its Affiliates (excluding Issuer and its Subsidiaries for this purpose) and provide Administrative Agent with copies to be distributed to each Lender of any report a reasonable time prior to filing thereof, and (x) except in the case of filings by Issuer, shall comply (or cause its Affiliates (excluding Issuer and its Subsidiaries for this purpose) to comply, as the case may be) or (y) in the case of filings by Issuer that disclose any economic terms of the Facility or attach any Margin Loan Documentation as an exhibit thereto, shall use reasonable efforts to cause Issuer to comply, with any reasonable request of Administrative Agent to seek confidential treatment of any information therein that Administrative Agent considers to be proprietary or sensitive business information.

Section 5.08.         Further Assurances. Upon the reasonable request of any Applicable Lender, directly or through Administrative Agent, Borrower shall (a) execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied and (b) use commercially reasonable efforts to provide any document or information, obtain any consent, and take such further actions as the Applicable Lender may reasonably determine necessary or advisable in order to facilitate (i) hedging (or similar) transactions or (ii) any exercise of remedies under any Margin Loan Documentation (including foreclosure upon enforcement).

Section 5.09.         Books and Records. Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.

Section 5.10.         Borrower Organization Docs; Special Purpose Entity; Maintenance of Separateness. Borrower shall comply with the Separateness Provisions set forth in its Organization Documents.

Section 5.11.         Payment of PIK; Prepayment of Interest. Not later than two (2) Business Days following any receipt by Borrower of Cash from any sale of Collateral Shares, if any interest has accrued on the Advance (including with respect to the then-current Interest Period) as of the day of such receipt and such interest remains unpaid, or the Net PIK Amount is greater than zero Dollars as of the day of such receipt, Borrower shall cause such Cash to be paid to Administrative Agent, in accordance with Section 2.11, to the extent necessary to, first, pay such accrued and unpaid (or uncapitalized) interest and, second, reduce the Net PIK Amount to zero Dollars (and pay any amount required under Section 2.07(f)); provided that any payment made pursuant to this Section 5.11 shall not constitute a Make-Whole Event.

Section 5.12.         Independent Manager. Borrower shall ensure, at all times, that Borrower has an “Independent Manager” (as defined in Borrower’s Organization Documents, as in effect on the date hereof), and Borrower shall pay the fees and expenses under the engagement letter for such “Independent Manager” as and when they become due.

Section 5.13.         ERISA Plan Assets. Borrower agrees to promptly notify Administrative Agent if the assets of Borrower constitute or may reasonably be expected to constitute “plan assets” within the meaning of the Plan Asset Regulation as advised by counsel.

Section 5.14.         KYC Materials. Borrower agrees that it will provide to Administrative Agent, from time to time and promptly upon each request, information with respect to Borrower as any Lender may request in order to comply with the applicable “know your customer” and anti-money laundering rules and regulations and the Beneficial Ownership Regulation.

ARTICLE 6

NEGATIVE COVENANTS

On and after the Funding Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding:

Section 6.01.         Indebtedness. Borrower shall not create, incur, assume or suffer to exist any Indebtedness, other than the Obligations under the Margin Loan Documentation and Borrower’s obligations under the Commitment Letter and the Fee Letter.

Section 6.02.         Liens. Borrower shall not create, incur, assume or suffer to exist any Lien upon the Collateral, except for Permitted Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any other property or asset owned by it, except for Permitted Liens.

Section 6.03.         Business Activities. Borrower shall not engage in any business or activity other than (a) holding the Shares, Cash and Cash Equivalents and other Acceptable Collateral, ministerial activities incidental thereto or otherwise expressly permitted hereunder, (b) disposing the Shares in accordance with the express terms hereof and (c) performing its obligations under the Margin Loan Documentation, the Commitment Letter and the Fee Letter and in connection with the Transactions. Borrower shall not engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04.         Investments. Borrower shall not purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Shares and Cash Equivalents.

Section 6.05.         Distributions. Borrower shall not make any dividend, distribution or other payment in respect of its Equity Interests (including in connection with any repurchase thereof), unless (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the property or assets delivered by Borrower in respect of such dividend, distribution or payment does not constitute Collateral.

Section 6.06.         Investment Company. Borrower shall not be required to register as an “investment company” under the Investment Company Act.

Section 6.07.         No Amendment of Organization Documents. Borrower shall not consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents (a) (i) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, (ii) corresponding to the Separateness Provisions or the provisions set forth in this Article 6, or (iii) relating to the “Independent Manager” (as defined in Borrower’s Organization Documents, as in effect on the date hereof), in each case, without the written consent of Administrative Agent (not to be unreasonably withheld or delayed), or (b) if such amendment, supplement, modification or waiver (i) would materially impair or diminish, or circumvent, any term or provision described in clause (a) or (ii) could reasonably be expected to result in a Material Adverse Effect or adversely affect any Lender in any material respect, in each case as reasonably determined by Administrative Agent, without the written consent of Required Lenders.

Section 6.08.         Transactions with Affiliates. Borrower shall not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (a) are incidental to holding the Shares, Cash, Cash Equivalents and any other Acceptable Collateral and performing its obligations under the Margin Loan Documentation, the Commitment Letter, the Fee Letter and the Transactions and (b) are on terms and conditions substantially as favorable to Borrower as could be obtained on an arm’s-length basis from unrelated third parties; provided that this Section 6.08 shall not prohibit (x) contributions of Cash, Cash Equivalents, other Acceptable Collateral or Shares from Parent to Borrower or (y) distributions which are permitted under Section 6.05.

Section 6.09.         Formation of Subsidiaries. Borrower shall not form, create, organize, incorporate or acquire any Subsidiaries.

Section 6.10.         Agreements.

(a)            Borrower shall not enter into any agreement other than (i) the Organization Documents of Borrower; (ii) the Margin Loan Documentation; (iii) routine administrative agreements entered into in the ordinary course of Borrower’s business; provided that Borrower shall not have any monetary obligations under such administrative agreements exceeding, in the aggregate, $1,000,000 per annum (excluding any fees or expenses paid on or around the Funding Date out of the proceeds of the Advance) and (iv) any agreement or agreements relating to any Permitted Sale Transactions; provided that, in the case of this clause (iv), Borrower shall not have any obligations thereunder, other than the obligation to deliver Shares substantially contemporaneously with the deposit of the related Required Sale Proceeds Amount (if any) into the relevant Collateral Accounts (or pursuant to escrow arrangements reasonably acceptable to Lenders) and as are customary for underwriting agreements and certificates and other documentation thereunder relating to such Permitted Sale Transactions (it being understood that any indemnity provided by Borrower therein shall only relate to information contained in the relevant offering document, if any, relating to Borrower and the Shares sold by Borrower).

(b)            Borrower shall not enter into or suffer the existence of any shareholders’ agreement, any investor rights agreement or any voting or other contractual restriction with respect to the Collateral Shares other than the Merger Lockup; provided, however, that the REIT Ownership Restrictions shall be deemed not to violate this provision.

Section 6.11.         No Impairment of Collateral Shares. Borrower shall not take any action that would impair any Applicable Lender’s security interest in the Collateral Shares or its ability to exercise remedies against such Collateral Shares (including without limitation by imposing any Transfer Restriction or Restrictive Condition on the Collateral Shares, or entering into any shareholders’ agreement).

Section 6.12.         Compliance with Margin Regulations. Borrower shall not, and shall cause its Affiliates not to, take any action (whether with respect to the proceeds of the Advance or any Collateral or otherwise) that is in violation of any Margin Regulation or would cause any party hereto to be in violation of any Margin Regulation.

Section 6.13.         Sanctions and Anti-Corruption. Borrower will not request the Advance, and Borrower shall not use the proceeds of the Advance (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any other manner that would result in a violation by any Person of any applicable Sanctions.

Section 6.14.         Tax Status. Without the written consent of Administrative Agent, Borrower shall (a) not change its status as an entity disregarded as separate from its sole owner that is a U.S. Person for U.S. federal income tax purposes, other than to become a partnership that is a U.S. Person for U.S. federal income tax purposes, (b) not change the jurisdiction of its organization other than to the United States or any subdivision thereof and (c) not become a resident for tax purposes in any jurisdiction other than the United States or any subdivision thereof.

Section 6.15.         Future Financings. Borrower shall not, and Borrower shall procure that each of its Affiliates (other than Issuer or any of its Subsidiaries) shall not, directly or indirectly, grant, or suffer to exist, any Lien on any Shares that do not constitute Collateral Shares to secure any obligation of Borrower or any Affiliate thereof.

Section 6.16.         Employee Matters. Borrower shall not establish, maintain, directly contribute to or incur any obligation to directly contribute to any Employee Benefit Plan, and Borrower’s ERISA Affiliates shall maintain all Employee Benefit Plans in accordance with applicable Laws in a manner that would not result in any obligation of Borrower in excess of the Threshold Amount.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01.         Events of Default. If any of the following events (“Events of Default”) (it being understood that in no event shall a transaction expressly contemplated by the Merger Agreement (as in effect on the Commitment Date) to be consummated on the Funding Date constitute an Event of Default) shall occur:

(a)            any principal of the Advance is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise;

(b)            a Collateral Shortfall occurs and Borrower does not cure such Collateral Shortfall prior to the applicable Cure Time, as set forth in Section 2.06(c);

(c)            any interest on the Advance or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;

(d)            any representation or warranty made or deemed made by or on behalf of Borrower herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality, shall prove to have been incorrect) or misleading when made or deemed made;

(e)            Borrower shall fail to perform or observe (i) any covenant, condition or agreement in Section 5.01, Section 5.02(a)(i), Section 5.03, Section 5.10, Section 5.11, Section 5.12 or Article 6 of this Agreement or Section 5 of any Security Agreement or (ii) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (ii), such failure shall continue unremedied for a period of ten (10) Business Days after the earlier of (x) the date on which Borrower receives notice of such failure from Administrative Agent or any Lender and (y) the date on which Borrower otherwise becomes aware of such failure;

(f)            (i) Borrower admits in writing its inability or fails generally to pay its debts as they become due, (ii) Borrower institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property, (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Borrower and the appointment continues undischarged or unstayed for sixty (60) days, (iv) any proceeding under any Debtor Relief Law relating to Borrower or to all or any material part of its property is instituted without the consent of Borrower and continues undismissed or unstayed for sixty (60) days, or an order for relief is entered in any such proceeding or (v) Borrower or any Affiliate of Borrower shall take any action to authorize or in furtherance of any of the actions set forth above in this Section 7.01(f);

(g)            (i) any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms or Borrower shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any material provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms or (ii) it is or becomes unlawful for Borrower to perform any of its obligations under the Margin Loan Documentation and such unlawfulness has or would reasonably be likely to have a Material Adverse Effect;

(h)            any of the Security Agreements shall for any reason fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as expressly permitted by the terms of the Security Agreements or to the extent any failure to be perfected arises solely as a result of any Applicable Lender failing to take any action within its control in relation to the Collateral, or any of the Security Agreements shall fail to remain in full force or effect;

(i)            any litigation, arbitration, administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced (other than those commenced by Borrower) against Borrower or its assets that have or are reasonably likely to have a Material Adverse Effect;

(j)            there occurs with respect to any Indebtedness that is secured by Shares and incurred by any of the Affiliates of Borrower (other than Issuer or any of its Subsidiaries) having an outstanding principal amount in excess of the Threshold Amount in the aggregate for all such Indebtedness of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (i) an event of default (however described) which remains uncured for a period of ten (10) Business Days and/or (ii) the failure to make a principal or interest payment when due (after giving effect to any applicable cure period in respect of such Indebtedness);

(k)            (i) (A) one or more final judgments for the payment of money in an aggregate amount in excess of the Threshold Amount or any material non-monetary judgment shall be rendered against Borrower and (B) (1) the same shall remain undischarged for a period of thirty (30) days from the date on which such final judgment was rendered during which execution shall not be effectively stayed, (2) the same is not subject to further appeal, and (3) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of Borrower to enforce any such judgment or (ii) (A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against Borrower and (B) (1) Borrower shall fail within thirty (30) days from the date on which such final non-monetary judgment or order was rendered, during which execution shall not be effectively stayed, to discharge such judgments or orders, (2) such judgments or orders are not subject to further appeal or (3) any legal action shall be taken to enforce such judgments or orders; or

(l)            the assets of Borrower constitute “plan assets” within the meaning of the Plan Asset Regulation and such condition results in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code subjecting any Lender to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA, then Administrative Agent may (or at the request of (x) the Required Lenders or (y) any Lender, in the case of an Event of Default (I) of the type set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c), Section 7.01(g) or 7.01(h) or (II) relating to a provision of the Margin Loan Documentation that would require the consent of each Lender to amend or waive under Section 9.01, Administrative Agent shall) notify Borrower thereof (such notice, an “Event of Default Notice”) with a copy to all Lenders and, following the delivery of such Event of Default Notice, any Lender may (i) declare such Lender’s portion of the Total Accrued Loan Amount to be immediately due and payable, whereupon such amounts shall become and be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrower and (ii) declare such Lender’s Commitment to be terminated, whereupon the same shall immediately terminate; provided, however, that upon the occurrence of any event in Section 7.01(f), (x) the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrower and (y) the Commitment shall automatically be terminated. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(f) or an Event of Default in respect of which Borrower has received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created in favor of such Lender pursuant to the Security Agreements) or at law or equity, including all remedies provided under the UCC.

Section 7.02.         Lender’s Rights with Respect to Collateral.

(a)            Following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under an Account Control Agreement (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable. Any Lender that has become an Accelerating Lender (other than upon the occurrence of any event in Section 7.01(f)) shall promptly notify each Agent thereof.

(b)            In connection with any assignment by a Lender, Borrower agrees to, as promptly as practicable, (i) establish a separate Collateral Account with Custodian, (ii) enter into an Account Control Agreement (in a form substantially identical to the other relevant Account Control Agreements) in favor of the assignee with respect to such Collateral Accounts, (iii) enter into a Security Agreement (in a form substantially identical to the other relevant Security Agreements) granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type, (iv) if reasonably requested by Custodian, enter into a customer account agreement or other agreement with such intermediary, (v) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect Borrower’s rights or obligations hereunder and (vi) in the event the assigning Lender cannot transfer its rights under any applicable Eligible Letter of Credit without the consent of the issuing bank with respect thereto (and such consent has not been obtained), cause the termination or reduction in the stated amount, as the case may be, of such existing Eligible Letter of Credit, and the issuance of a new Eligible Letter of Credit in favor of the assignee, in each case, with respect to such portion of the stated amount of the original Eligible Letter of Credit held by the assignor that constitutes the assigned portion of the Advance prior to such assignment’s effectiveness (it being understood that, to the extent such termination or reduction and issuance has not occurred prior to such assignment’s effectiveness, the assigning Lender shall be deemed to hold such original Eligible Letter of Credit in trust for the benefit of itself and such assignee until such new issuance has occurred). In connection with any assignment by a Lender of the entirety of its portion of the Advance hereunder, Borrower agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c)            Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrower, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(f)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s portion of the outstanding Advance and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d)            Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations (other than unasserted contingent indemnification obligations) owing to any Lender have been paid in full, upon request of Borrower, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control.

(e)            Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any Applicable Lender under any Security Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f)            Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to Borrower.

ARTICLE 8

AGENTS

Section 8.01.         Authorization and Authority. Each Lender hereby irrevocably appoints Morgan Stanley Senior Funding, Inc., to act on its behalf as Administrative Agent and Morgan Stanley & Co. LLC as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Agents and Lenders, and Borrower shall not have rights as third-party beneficiaries or otherwise of any of such provisions.

Section 8.02.         Agent Individually.

(a)            Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b)            Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrower and its Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Borrower and its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of Borrower and its Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrower and its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c)            Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrower and its Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning Borrower or its Affiliates (including information concerning the ability of Borrower to perform its obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including Borrower or its Affiliates) or for its own account.

Section 8.03.         Duties of the Agents; Exculpatory Provisions.

(a)            An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, and an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of Lenders as shall be expressly provided herein) or as explicitly set forth in the Margin Loan Documentation; provided that, other than explicitly set forth herein, an Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose such Agent or any of its Affiliates to liability or would, as determined by such Agent in good faith, be contrary to this Agreement or applicable Law.

(b)            No Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including Administrative Agent sending an Event of Default Notice at the direction of any Lender, if such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default unless and until Borrower or any Lender shall have given notice to such Agent describing such Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c)            No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d)            Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 8.04.         Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of the Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of such Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of the Advance. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.         Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub-agents appointed by such Agent, and such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such sub-agent and the Related Parties of an Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article 8 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto. No Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 8.06.         Resignation of Agent. An Agent may at any time give notice of its resignation to Lenders and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrower and Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three (3) Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.06. The successor shall be consented to by Borrower at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrower shall not be unreasonably withheld, conditioned or delayed; provided that Borrower may withhold such consent in its sole discretion if (x) such successor is not an Affiliate of Morgan Stanley Senior Funding Inc. and (y) at the time such consent is being withheld, conditioned or delayed, (A) Morgan Stanley Bank, N.A. (or any Affiliate thereof) is a Lender and (B) Morgan Stanley Senior Funding Inc. (or any Affiliate thereof) is providing similar administrative agency services in respect of margin lending transactions secured by common shares with other borrowers similarly situated to Borrower). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this Article 8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 8.07.         Non-Reliance on Agents.

(a)            Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Advance and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Advance is suitable and appropriate for it.

(b)            Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, without limitation, in each case:

(i)            the financial condition, status and capitalization of Borrower;

(ii)            the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii)            determining compliance or non-compliance with any condition hereunder to the making of the Advance and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv)            the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.08.         Erroneous Payments.

(a)            With respect to any payment that Administrative Agent makes to any Lender as to which Administrative Agent determines (in its sole and absolute discretion) that any of the following applies (such payment referred to as the “Rescindable Amount”): (i) Borrower has not in fact made the corresponding payment to Administrative Agent; (ii) Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (iii) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at a rate determined by Administrative Agent in accordance with prevailing banking industry practice on interbank compensation.

(b)            Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender, whether or not in respect of an Obligation due and owing by Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to Administrative Agent, at a rate determined by Administrative Agent in accordance with prevailing banking industry practice on interbank compensation. Each Lender irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount. Administrative Agent shall inform each Lender that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount. Each Person’s obligations, agreements and waivers under this Section 8.08 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitment and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement.

Section 8.09.         Certain ERISA Matters. Each Lender, other than the Initial Lender, (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and their respective Affiliates (and not, for the avoidance of doubt, to or for the benefit of Borrower or any of its affiliates) that at least one of the following is and will be true:

(a)            such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Advances hereunder;

(b)            the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement;

(c)            (i) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (ii) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances and this Agreement, (iii) the entrance into, participation in, administration of and performance of the Advances and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (iv) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances and this Agreement; or

(d)            such other representation, warranty and covenant as may be agreed in writing between Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (a) above is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (d) above, such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, each Agent and their respective Affiliates (and not, for the avoidance of doubt, to or for the benefit of Borrower or any of its affiliates) that none of the Agents or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by Administrative Agent under this Agreement or any documents related to hereto or thereto).

ARTICLE 9

MISCELLANEOUS

Section 9.01.         Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrower, and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall, directly or indirectly, without the consent of each Lender party hereto:

(a)            waive any condition set forth in Article 4;

(b)            extend or increase the Commitment (or any portion thereof) or reinstate the terminated Commitment (or any portion thereof);

(c)            postpone any date on which any payment of principal, interest, fees or other amounts due to the Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(d)            change the principal amount of, or the rate at which interest accrues on, the Advance, or any fees payable hereunder;

(e)            change the definition of “Acceptable Collateral,” “Acceptable Letter of Credit Issuer,” “Collateral Shortfall,” “Eligible Letter of Credit,” “Facility Adjustment Event,” “LTV Ratio,” “Make-Whole Amount” or “Mandatory Prepayment Event” (or, in each case, any defined term used therein), or increase the LTV Reset Level, the LTV Margin Call Level, the LTV Release Level or the Maximum Initial LTV Level;

(f)            permit the assignment or transfer by Borrower of any of its rights and obligations under any Margin Loan Documentation;

(g)            permit the release of any Collateral other than in accordance with the Margin Loan Documentation;

(h)            modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral or Eligible Letters of Credit are allocated, ratably among the Lenders;

(i)            modify Section 2.06 (other than clause (a) thereof), Section 2.13, Section 2.15, Section 5.11, Section 5.12, Section 6.01, Section 6.02, Section 6.07, Section 6.11, Section 6.15, Section 7.01(a), Section 7.01(b), Section 7.01(c), Section 7.01(f), Section 7.01(h), Section 7.02(a), Section 7.02(e) or Section 7.02(f);

(j)            modify this Section 9.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of Required Lenders; or

(k)            materially impair or diminish, or circumvent, any term or provision specified above (including, without limitation, by modifying any defined term used therein or any provision referenced therein);

provided, further, that (i) the provisions set forth in Article 8 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby and (ii) neither Section 2.07 nor Section 2.08 shall be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with Borrower that no amendment, termination or supplement shall be made to any Security Agreement or Account Control Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.13), unless a substantially identical amendment, termination or supplement is made to each other Security Agreement or Account Control Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event, Calculation Agent shall (a) adjust one or more of the terms or provisions of the Facility as Calculation Agent determines necessary to account for the effect of the Facility Adjustment Event on the Facility (unless Calculation Agent determines that no such adjustment is necessary), and (b) determine the effective time of the adjustment (and may take into account, to the extent applicable to such Facility Adjustment Event, among other factors, volatility, correlation, liquidity and free float of the Shares or any other Collateral and Transfer Restrictions and Restrictive Conditions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event, and legal and regulatory factors, including regulatory capital considerations relevant to Lenders).

Within two (2) Business Days following the later of (x) the date of occurrence of any Facility Adjustment Event and (y) the date on which all information material to a reasonable determination (as determined by the Calculation Agent) of the relevant adjustment under this Section 9.01 in respect of such Facility Adjustment Event, as determined by Calculation Agent, is available to Calculation Agent, Calculation Agent shall notify each Lender of the adjustments to the terms or provisions of the Facility that it proposes to make in respect thereof (a “Proposed Adjustment Notice”), and the proposed effective time therefor (or its determination that no such adjustment is necessary). If, within three (3) Business Days of receiving such Proposed Adjustment Notice, the Required Lenders notify Calculation Agent in writing that they disagree with such proposed adjustments or effective time (or Calculation Agent’s determination that no such adjustment is necessary), and include in such notice an alternative set of adjustments (or determination that no such adjustment is necessary) that the Required Lenders propose to make in respect of such Facility Adjustment Event that comply with the provisions set forth in Section 9.18 (which shall apply for this purpose as if Lenders sending such notice were Calculation Agent), and, if applicable, a proposed effective time therefor (which effective time shall be no earlier than the time of such determination), then Calculation Agent shall notify Borrower that such alternative adjustments apply as of such effective time. Except with the consent or at the direction of the Required Lenders, Calculation Agent shall not make any adjustment in respect of a Facility Adjustment Event or notify Borrower of its determination that no such adjustment is necessary prior to the earlier of (i) the fifth (5th) Business Day following the later of the date of occurrence thereof and the date on which all information material to a reasonable determination (as determined by the Calculation Agent) of the relevant adjustment under this Section 9.01 in respect of such Facility Adjustment Event, as reasonably determined by Calculation Agent, is reasonably available to Calculation Agent and (ii) its receipt of notice from the Required Lenders of any alternative adjustments (and a proposed effective time therefor) or that they agree with Calculation Agent’s proposed adjustments (and the effective time therefor) or determination that no such adjustment is necessary. Notwithstanding the foregoing, Calculation Agent may make adjustments (or determine that no adjustment would produce a commercially reasonable result or that no adjustment is necessary) in respect of a Facility Adjustment Event if a Collateral Shortfall shall have occurred during the Adjustment Determination Period in respect of such Facility Adjustment Event (it being understood that notice of such adjustment is not a Proposed Adjustment Notice), and, notwithstanding Section 2.06(c)(i), immediately after making such adjustment (or determining that no adjustment would produce a commercially reasonable result or that no adjustment is necessary), such Adjustment Determination Period shall be deemed ended and, if a Collateral Shortfall is occurring on such date, Administrative Agent (or a Lender if Administrative Agent does not deliver a Collateral Call Notice by 6:00 p.m.) may deliver a Collateral Call Notice on such date in respect of such Collateral Shortfall. Any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Calculation Agent to reflect such adjustments.

Section 9.02.         Notices; Effectiveness; Electronic Communications.

(a)            Notices Generally. All notices and other communications provided for herein (including any Collateral Call Notice and Mandatory Prepayment Event Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i)            if to Borrower, to:

Star Investment Holdings SPV LLC

1114 Avenue of the Americas, 39th Floor

New York, NY 10036

Attention: [REDACTED]

Email: [REDACTED]

With copies to the following:

[REDACTED]

(ii)            if to Administrative Agent, to:

Morgan Stanley Senior Funding, Inc.

1585 Broadway

New York, NY 10036

Attn: [REDACTED]

Telephone No.: [REDACTED]

Email: [REDACTED]

With copies to the following:

[REDACTED]

(iii)            if to the Initial Lender, to:

Morgan Stanley Bank, N.A.

1 New York Plaza

41st Floor

New York, NY 10004

Attn: [REDACTED]

Telephone No.: [REDACTED]

Email: [REDACTED]

With copies to the following:

[REDACTED]

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if not given by the Notice Deadline on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Section 9.02(b).

(b)            Electronic Communications. (i) Notices and other communications sent to an email address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose); provided that (x) other than in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent by the Notice Deadline on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)            Change of Address, Etc. Each of Borrower and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto (or, in the case of Borrower, by notice to Administrative Agent, who shall provide such notice to the other parties hereto). Each Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrower thereof. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)            Platform.

(i)            Borrower agrees that an Agent may, but shall not be obligated to, make the Electronic Information available to the other Lenders by posting the Electronic Information on the Platform.

(ii)            The Platform is provided “as is” and “as available.” The Agent’s Group does not warrant the adequacy of the Platform and expressly disclaims liability for errors or omissions in the Electronic Information. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any member of an Agent’s Group in connection with the Electronic Information or the Platform. In no event shall any member of an Agent’s Group or any of its Related Parties have any liability to Borrower, a Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of Borrower’s or any Agent’s transmissions through the Platform.

(e)            Reliance by Lenders. Each Lender and each Agent shall be entitled to rely and act upon any notices purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with any Lender or any Agent may be recorded by such Lender or such Agent, and each of the parties hereto hereby consents to such recording.

Section 9.03.         No Waiver; Remedies.

(a)            No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of the Advance shall not, in and of itself, be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b)            The Advance is made with full recourse to Borrower and constitutes direct, general, unconditional and unsubordinated Indebtedness of Borrower.

(c)            Borrower and Lender acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “margin loan” as used in the definition of “securities contract” provided in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Section 546(e) and/or (j) of the Bankruptcy Code. As a result of the foregoing, Borrower acknowledges and agrees that if Borrower or its property becomes subject to any proceedings under Debtor Relief Laws, Lender may exercise remedies against the Collateral during the pendency of such proceedings without obtaining any order, judgment or other relief from the relevant bankruptcy court or any other Governmental Authority, and Borrower agrees not to challenge any such exercise of remedies. In addition, the parties further acknowledge and agree that all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 9.04.         Costs and Expenses; Indemnification; Damage Waiver.

(a)            Costs and Expenses. Borrower shall pay promptly (i) all actual, reasonable and documented costs and reasonable and documented out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one primary counsel for Lenders and Agents (and one local counsel in the jurisdiction of the Issuer, if relevant) in connection with the Facility, including syndication thereof, the preparation and administration of the Margin Loan Documentation or any amendments, modifications or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and Agents in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section 9.04, or in connection with the Advance made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of the Advance.

(b)            Indemnification by Borrower. Borrower shall indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of one primary counsel (and one local counsel in the jurisdiction of the Issuer, if relevant, and, in the case of an actual or perceived conflict of interest where any Indemnitee affected by such conflict notifies Borrower thereof and, with Borrower’s consent (such consent not to be unreasonably withheld, conditioned or delayed), retains their own counsel and informs Borrower, of another firm of counsel for such affected Indemnitee and each similarly situated Indemnitee, taken as a whole) for the Indemnitees, taken as a whole, incurred by or asserted against such Indemnitee by any third party or by Borrower or any Related Party of Borrower arising out of, in connection with, or as a result of, (i) this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) the Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Related Party of Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties, (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of Borrower or its Affiliates or (z) result from a claim brought by Borrower against an Indemnitee for a material breach in bad faith of such Indemnitee’s obligations hereunder or under any other Margin Loan Documentation, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Each Indemnitee shall be severally obligated to refund or return any and all amounts paid by Borrower pursuant to this Section 9.04(b) to such Indemnitee to the extent a court of competent jurisdiction determines, in a final, non-appealable judgment, that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Advance or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee.

(d)            Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrower shall pay, on demand, such Lender’s (or its Affiliate’s) costs (including the cost of put options), losses (including market losses), charges, fees, expenses, Taxes or duties of any kind directly relating to its (x) Advance or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by Lender or its Affiliate to hedge the market risk of the Collateral. Borrower’s obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations.

(e)            Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.12.

(f)            Payments. All amounts due under this Section 9.04 shall be payable promptly and in any event not later than ten (10) Business Days after demand therefor; provided that any amounts accelerated upon an Event of Default shall be payable immediately.

(g)            Survival. The agreements in this Section 9.04 shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05.         Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06.         Governing Law; Submission to Jurisdiction.

(a)            Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to its conflict of laws provisions other than Section 5-1401 of the New York General Obligations Law, but giving effect to federal laws applicable to national banks.

(b)            Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against Borrower or its properties in the courts of any jurisdiction.

(c)            Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)            Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a). Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e)            WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(E).

Section 9.07.         Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Margin Loan Documentation without the prior written consent of Administrative Agent and each of the Lenders (and any attempted assignment or transfer by Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. After the Funding Date, a Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its portion of the Advance), with the prior written consent of Borrower (not to be unreasonably withheld, conditioned or delayed); provided that no consent of Borrower shall be required if (i) an Event of Default has occurred and is continuing or (ii) such assignment is to an Affiliate of such Lender, another Lender, an Approved Fund or a Permitted Assignee; provided, further, that (x) Borrower’s refusal to accept an assignment to a Disqualified Lender shall be deemed to be reasonable and (y) Borrower shall be deemed to have consented to any assignment unless it shall object thereto by written notice to Administrative Agent and such Lender within ten (10) Business Days after having received notice thereof. Subject to notification to Administrative Agent of an assignment and recording thereof pursuant to clause (b) below, the assignee shall be a party hereto and, to the extent of the interest assigned, have the rights and obligations of such Lender under this Agreement, and such assigning Lender shall, to the extent of the interest assigned, be released from its obligations under this Agreement (and, in the case of an assignment covering all of such Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 2.07, Section 2.08, Section 9.04 and Section 9.13). Borrower hereby agrees to execute any amendment and/or any other document that may be reasonably necessary to effectuate such an assignment.

(b)            The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption. Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower, shall maintain a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of Lender, and the Commitment of, and principal amount (and stated interest) of the portion of the Advance owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)            After the Funding Date, a Lender may sell participations to one or more banks or other entities (excluding Parent, Borrower, Issuer and each of their respective Affiliates and Subsidiaries and any natural person) without the prior consent of Borrower (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement and the other Margin Loan Documentation (including all or a portion of the Advance); provided that (x) such Lender’s obligations under the Margin Loan Documentation shall remain unchanged, (y) such Lender shall remain solely responsible to Borrower for the performance of such obligations and (z) Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with Lender’s rights and obligations under this Agreement. Borrower agrees that each Participant shall be entitled to the benefits of Section 2.07 and Section 2.08 (subject to the limitations and requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to this Section 9.07. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advance or other obligations under the Margin Loan Documentation (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in the Commitment, the Advance or its other obligations under any Margin Loan Documentation) to any Person except to the extent that such disclosure is necessary to establish that the Commitment, Advance or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)            A Participant shall not be entitled to receive any greater payment under Section 2.07 and Section 2.08 than a Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant’s entitlement to the benefits of Section 2.08 shall be subject to the requirements and limitations therein, including the requirements under Section 2.08(e) (it being understood that the documentation required under Section 2.08(e) shall be delivered to such Lender).

(e)            Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, and this Section 9.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)            No Agent shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, no Agent shall (i) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (ii) have any liability with respect to or arising out of any assignment or participation of all or any portion of the Advance, or disclosure of confidential information, to any Disqualified Lender.

Section 9.08.         Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09.         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation any Assignment and Assumption, amendments or other modifications, a Borrowing Notice, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything contained herein to the contrary, Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed by Administrative Agent pursuant to procedures approved by it.

Section 9.10.         Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of the Advance, and shall continue in full force and effect as long as the principal of or any accrued interest on the Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.07, Section 2.08, Section 9.04 and Section 9.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advance, the resignation or replacement of Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation or any provision hereof or thereof.

Section 9.11.         Confidentiality. Subject to Section 5.06, each Lender and each Agent agrees to maintain the confidentiality of the Information (as defined below) pursuant to the requirements hereof and in accordance with such Agent’s or Lender’s, as applicable, customary procedures for handling confidential information of such nature, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent practicable, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrower promptly of such disclosure to the extent permitted by law and practicable and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or hedging transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 9.11 by such Lender or (2) becomes available to such Lender on a non-confidential basis from a source other than Borrower or its Affiliates or (3) is independently developed by such Lender without use of the Information. For the purposes of this Section 9.11, “Information” means all information received from Borrower relating to Borrower or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Borrower agrees that the obligations of Lenders and Agents in this Section 9.11 shall not be interpreted to restrict any such Lender or Agent or their Affiliates from transacting in Shares or related securities.

Section 9.12.         No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), Borrower acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by Lenders and Agents are arm’s-length commercial transactions between Borrower and its Affiliates, on the one hand, and Lenders, the Agents and their respective Affiliates, on the other hand, (ii) Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) Borrower is capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b) (i) Lenders and Agents are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for Borrower or any of its Affiliates, or any other Person and (ii) Lenders and Agents have no obligation to Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders, Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and Lenders and Agents have no obligations to disclose any of such interests to Borrower or any of its Affiliates. To the fullest extent permitted by law, Borrower hereby waives and releases any claims that it may have against Lenders, Agents or their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13.         Right of Setoff. If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of Borrower against any of and all the obligations and liabilities of Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) that such Set-off Party may have. The applicable Set-off Party shall notify Borrower promptly after any such setoff and application.

Section 9.14.         Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of Borrower separate and independent from its other obligations hereunder, and shall survive the termination of this Agreement.

Section 9.15.         USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as the case may be, to identify Borrower in accordance with the Act. Borrower agrees to promptly provide any Lender with all of the information requested by such Lender (x) to the extent such Lender deems such information reasonably necessary to identify Borrower in accordance with the Act or (y) in connection with such Lender’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti-money laundering requirements).

Section 9.16.         Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Advance, together with all fees, charges and other amounts which are treated as interest on the Advance under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding the Advance in accordance with applicable Law, the rate of interest payable in respect of the Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of the Advance but were not payable as a result of the operation of this Section 9.16 shall be cumulated until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.17.         Disclosure. Borrower hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with Issuer or its Affiliates.

Section 9.18.         Calculation Agent Determinations.

(a)            All calculations and determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from Borrower or any Lender, Calculation Agent shall promptly provide Borrower or such Lender with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it or its Affiliates (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary or confidential models or other information that may be proprietary or confidential or subject to contractual, legal or regulatory obligations to not disclose such information) and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

(b)            If the Required Lenders notify Calculation Agent that they disagree with any calculation, adjustment or determination made by Calculation Agent hereunder (or any failure by Calculation Agent to make any calculation, adjustment or determination hereunder) and include in such notice a proposed alternative calculation, adjustment or determination that complies with subsection (a) above (which shall apply for this purpose as if the Lenders sending such notice were Calculation Agent), Calculation Agent shall promptly notify Borrower that such alternative calculation, adjustment or determination applies, and such alternative calculation, adjustment or determination shall be binding on all parties to the Margin Loan Documentation.

(c)            If any provision of the Margin Loan Documentation provides for an action, determination, notice or instruction on the part of the Lenders, the Required Lenders, and/or any Agent, the Lenders and/or any such Agent may, but shall not be required to, consult with one another in considering such action, determination, notice or instruction.

Section 9.19.         Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Margin Loan Documentation, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the application of any Bail-In Action on any such liability, including, if applicable;

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Margin Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.20.         Qualified Financial Contract. The parties agree that the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of this Agreement and each other Margin Loan Documentation, and for such purposes this Agreement and each other Margin Loan Documentation shall each be deemed a “Covered Agreement,” each party that is a Regulated Entity shall be deemed a “Covered Entity” and each party (whether or not it is a Regulated Entity) shall be deemed a “Counterparty Entity” with respect to each other party that is a Regulated Entity. In the event of any inconsistencies between this Agreement or any other Margin Loan Documentation and the Bilateral Terms, the Bilateral Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules.

“QFC Stay Rules” means the regulations codified at 12 C.F.R. § 252.2, §§ 252.81-8, 12 C.F.R. §§ 382.1-7 and 12 C.F.R. §§ 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.

“Regulated Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

[END OF TEXT]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

STAR INVESTMENT HOLDINGS SPV LLC, as Borrower

By:	/s/ Brett Asnas
	Name:	Brett Asnas
	Title:	Chief Financial Officer

[Signature Page to Margin Loan Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent

By:	/s/ Joel Carter
	Name:	Joel Carter
	Title:	Managing Director

MORGAN STANLEY & CO. LLC,
as Calculation Agent

By:	/s/ Darren McCarley
	Name:	Darren McCarley
	Title:	Managing Director

MORGAN STANLEY BANK, N.A.,
as Initial Lender

By:	/s/ Serkan Savasoglu
	Name:	Serkan Savasoglu
	Title:	Managing Director

[Signature Page to Margin Loan Agreement]